Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

JD SPORTS FASHION PLC,

GENESIS MERGER SUB, INC.

and

THE FINISH LINE, INC.

Dated as of March 25, 2018

ii

iii

iv

AGREEMENT AND PLAN OF MERGER

PREAMBLE

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 25, 2018 by and among JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Parent”), Genesis Merger Sub, Inc., an Indiana corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and The Finish Line, Inc., an Indiana corporation (the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Indiana Business Corporation Law (“IBCL”);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is fair to and in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and to consummate all of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions, and (c) resolved to recommend approval of this Agreement by the shareholders of the Company, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has unanimously determined that the Merger promotes the success of Parent for the benefit of its members (the “Parent Shareholders”) as a whole; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the majority shareholder of Parent, Pentland Group plc (“Pentland”), has delivered to Parent that certain Irrevocable Undertaking (the “Irrevocable Undertaking”), pursuant to which, subject to the terms of the Irrevocable Undertaking, Pentland has agreed, among other things, to vote all of its shares of Parent in favor of the approval and adoption of the Merger on the terms of this Agreement at the Parent Shareholders’ Meeting.

WHEREAS, concurrently with the execution and delivery of this Agreement, all of the members of the Board of Directors of the Company and certain executive officers of the Company that are Company Shareholders, solely in their capacities as Company Shareholders, have entered into that certain Voting and Support Agreement (the “Management Support Agreement”, and together with the Irrevocable Undertaking, the “Support Agreements”) with Parent, pursuant to which such members of the Board of Directors of the Company and such officers of the Company have agreed, among other things, to vote all of their Company Common Shares in favor of the approval of this Agreement at the Company Shareholders’ Meeting.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any claim, action, demand letter, suit, proceeding, arbitration, mediation, prosecution or investigation (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any of the following transactions (or combination thereof): (a) any merger, consolidation, share exchange, tender offer (including a self-tender offer), business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, in a single transaction or a series of related transactions, which would result in any Person or group of Persons (as defined in Section 13(d) of the Exchange Act), together with all Affiliates thereof, beneficially owning, directly or indirectly, voting securities constituting fifteen percent (15%) or more of the aggregate outstanding voting power of the Company or any of its Subsidiaries or a surviving entity, as applicable, (b) any direct or indirect acquisition, license or purchase, by any Person or group of Persons (as defined in Section 13(d) of the Exchange Act), together with all Affiliates thereof, in a single transaction or a series of related transactions, including by means of a joint venture, partnership or the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute fifteen percent (15%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, or to which fifteen percent (15%) or more of the revenue or net income of the Company on a consolidated basis are attributable, (c) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, which would result in any Person or group of Persons (as defined in Section 13(d) of the Exchange Act), together with all Affiliates thereof, beneficially owning voting securities constituting fifteen percent (15%) or more of the aggregate outstanding voting power of the Company or any of its Subsidiaries, or (d) any other transaction or series of related transactions resulting in any Person or group of Persons (as defined in Section 13(d) of the Exchange Act) obtaining the power to direct or cause the direction of the management or policies of the Company or any of its Subsidiaries (whether by acquisition of voting rights, contract or otherwise) or (e) any other transaction or series of related transactions having a similar effect to those described in clauses (a) through (d) or any combination of the foregoing, in each case, other than the Merger and the other Transactions contemplated by this Agreement; provided, however, and notwithstanding the foregoing, an Alternative Transaction shall not include the issuance of capital stock by the Company upon the exercise of stock options, warrants, or other similar rights that are outstanding as of the date of this Agreement (i) pursuant to the Rights Agreement or (ii) otherwise in accordance with Section 3.2.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or a Subsidiary of Parent), relating to an Alternative Transaction.

“Anti-Takeover Laws” has the meaning set forth in Section 3.19.

“Articles of Merger” means articles of merger, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in London, United Kingdom, or Indianapolis, Indiana, are authorized by Law or executive order to be closed.

“Certificate” has the meaning set forth in Section 2.6(c).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the UK Companies Act 2006, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).

“Company Articles” means the Restated Articles of Incorporation of the Company, dated as of July 23, 2009.

“Company Balance Sheet” has the meaning set forth in Section 3.7.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated as of July 23, 2009.

“Company Common Shares” means the “Class A Common Shares” (as defined in the Company Articles), no par value, of the Company.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or any property or asset thereof) is bound.

“Company Credit Agreement” means the $125,000,000 Second Amended and Restated Revolving Credit Facility Credit Agreement, dated as of November 30, 2016 by and among the Company, certain of its Subsidiaries, the lenders party thereto and PNC Bank, N.A., as administrative agent.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 5.10(a).

“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Incentive Plan” means, collectively, the Company’s 2002 Stock Incentive Plan, as amended and restated as of July 21, 2005, as further amended on December 20, 2006, July 17, 2008, and July 23, 2009, and the Company’s Amended and Restated 2009 Incentive Plan, as amended and restated as of April 16, 2014, as further amended as of June 27 and July 14, 2016.

“Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.

“Company Material Adverse Effect” means a material adverse Effect on (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other Transactions; provided, however, that, solely with respect to clause (i) above, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any Effect resulting therefrom) in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets) occurring after the date of this Agreement, (b) general political conditions or changes therein occurring after the date of this Agreement, (c) general financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any Effect arising out of a change in GAAP or applicable Law (or interpretation thereof) after the date of this Agreement, (f) any Effect to the extent arising out of the announcement or pendency of the Transactions (except to the extent such announcement was made by the Company or its Representatives in violation of Section 5.8), (g) the failure of the Company to meet projections forecasts, estimates or predictions in respect of financial or operating metrics (provided, that the underlying facts or the cause for the Company not to meet such projections forecasts, estimates or predictions shall not be excluded), (h) changes in the market price of the Company’s securities (provided, that the underlying facts or the cause for such changes shall not be excluded), (i) actions by the Company taken or not taken by the Company with the express written consent of Parent or actions taken or not taken by the Parent or Merger Sub, (j) acts of terrorism or war, weather conditions or other force majeure events, or (k) any legal action commenced by the Company’s shareholders arising from the transactions contemplated by this Agreement; provided, further, that in the case of each of clauses (a) through (e) and (j) to the extent that any such Effect disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate the disproportionate impact on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Plans” has the meaning set forth in Section 3.15(a).

“Company Preferred Shares” means the preferred shares, no par value, of the Company.

“Company Restricted Stock” means restricted Company Common Shares of any nature (including time or performance based) issued pursuant to the Company Incentive Plan.

“Company RSU” means restricted stock units issued pursuant to the Company Incentive Plan.

“Company SAR” means all stock appreciation rights granted under the Company Incentive Plan.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” has the meaning set forth in Section 3.4(a).

“Company Shareholders” means the holders of Company Common Shares.

“Company Shareholders’ Meeting” has the meaning set forth in Section 5.3(b).

“Company Stock Option” means any option to purchase Company Common Shares issued pursuant to the Company Incentive Plan.

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Company 401(k) Plan Termination Date” has the meaning set forth in Section 5.10(e).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software or for other Software that is commercially available to the public generally with annual license, maintenance, support and other fees of less than $250,000.

“D&O Insurance” has the meaning set forth in Section 5.7(b).

“Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws).

“Environmental Claim” has the meaning set forth in Section 3.12(a).

“Environmental Law” means any and all applicable Laws, or any other requirement of any Governmental Authority, relating to the protection of the environment, or the manufacture, processing, use, transport, treatment, storage, disposal, release or threatened release of petroleum products or any substance listed, classified or regulated as a Hazardous Material, or any similar term, under such Law or other requirement of Law or the remediation, reclamation or restoration of real property or that poses or could pose a threat or nuisance to health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that has been or would be treated as a single employer with the Company or any of its Subsidiaries under Title IV of ERISA or Section 414 of the Code.

“ESPP” means the Company’s Employee Stock Purchase Plan, as amended and restated as of January 1, 2015.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Expense Reimbursement” has the meaning set forth in Section 7.3(b).

“FCPA” has the meaning set forth in Section 3.10(d).

“Final Purchase Date” has the meaning set forth in Section 2.8(c).

“Financing Sources” means the Lenders and the other commitment parties (including, without limitation, each agent and arranger) that are parties to the Parent Financing Commitments. However, “Financing Sources” shall not include Parent, Merger Sub or any of their Affiliates.

“Fraud” means common law actual fraud (including the element of scienter).

“FSMA” means the UK Financial Services and Markets Act 2000, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Governmental Permit” means any consent, license, permit, grant, franchise, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Hazardous Materials” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or is reasonably likely to become friable, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs); or (ii) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under any Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IBCL” has the meaning set forth in the Recitals.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness, whether or not contingent, for borrowed money, (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (C) obligations for the deferred purchase price of property or services, including any earn-out (whether or not contingent), (D) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (F) all loans to such Person by any of its suppliers, (ii) all obligations or liabilities of such Person (whether or not contingent) under or in connection with letters of credit or bankers’ acceptances or similar items, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

“Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (a) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (b) trade secrets, know-how, show-how, confidential and/or proprietary business or technical information, including processes, methodologies, research and development information, formulae, recipes, methods, formulations, discoveries, ideas, developments, drawings, specifications, designs, algorithms, plans, proposals, technical data, test information, financial, marketing and business data and information, customer, distributor, end user and supplier lists (including Personal Data), data and information, prospect lists, research records, test information, business and marketing plans, market surveys and studies, projections, operational data, engineering information, invention reports, technical reports, pricing information, analyses, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (c) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, look and feel, product names, brand names, logos, slogans, taglines, 800 numbers, social media usernames, handles, hashtags and account names, rights of publicity, symbols, emblems, insignia and monograms and other distinctive identification and identifiers of source, motion picture and audio-visual work titles, characters, characters’ names and other protectable elements, whether or not registered, including all goodwill associated therewith, and any and all common law rights, and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world, (d) copyrights and similar rights in protectable material, and all other works of authorship and all parts thereof, whether or not published and whether or not registered, including all rights to use, authorship, publication, reproduction, distribution, performance, moral rights, rights to create derivative works and rights of ownership of copyrightable works, and all rights to register and to obtain and all renewals, extensions, revivals and resuscitations thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”), (e) Software, (f) all designs, design registrations, design registration applications and integrated circuit topographies, (g) all mask works, mask work registrations and applications for mask work registrations, (h) all rights in databases and data collections (including design databases, knowledge databases and customer databases), (i) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide, (j) all rights pertaining to the foregoing, including those arising under international treaties and convention rights, (k) all rights and powers to assert, defend and recover title to any of the foregoing, (l) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing, (m) all proceeds, income, royalties, damages and payments now and/or hereafter due and payable under and/or in respect of all of the foregoing, and (n) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Intervening Event” means a materially beneficial (measured on a long-term basis) fact, event, change or development in circumstances, arising exclusively after the execution and delivery of this Agreement and continuing on any date of determination, that (A) was not known or reasonably foreseeable to the Board of Directors as of or prior to the execution and delivery of this Agreement and (B) became known to the Company prior to the date of the Company Shareholders’ Meeting, excluding (i) any Alternative Transaction Proposal, (ii) any action taken by the Company in compliance with the terms of this Agreement or (iii) any change in the market price of the Company’s securities or in the Company’s credit rating (provided that the underlying facts of the cause for such change in this clause (iii) shall not be excluded).

“Irrevocable Undertaking” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“IT Assets” means all on-premise, off-site and cloud-based information technology, tools, infrastructure, systems, hardware, peripherals and Software and any other services or systems that serve similar functions such as computers, mobile devices, servers, routers, switches, disaster recovery systems, power backup supplies, infrastructure-as-a-service, platform-as-a-service, software-as-a-service, and distributed software platforms, in each instance, that are owned, licensed, leased or used by Company or any of its Subsidiaries.

“Knowledge of the Company” means the knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry.

“Knowledge of Parent” means the knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter after reasonable inquiry.

“Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Lease Summary” has the meaning set forth in Section 3.11(b).

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Lenders” means each of Barclays Bank PLC, HSBC Bank plc and PNC Bank, National Association.

“Lender Related Party” means the Financing Sources, together with their former, current and future respective Affiliates, and the respective former, current and future directors, officers, employees, members, managers, controlling persons, agents, advisors and successors and assigns of each of the foregoing. However, “Lender Related Party” shall not include Parent, Merger Sub or any of their Affiliates.

“Liabilities” means any and all debts, liabilities, commitments and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, direct or indirect or due or to become due, including those arising under any Law, Action or Order and those arising under any Contract.

“Management Support Agreement” has the meaning set forth in the Recitals.

“MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of the European Union of April 16, 2014.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Section 2.6(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Shares” means the common shares, par value $0.01 per share, of Merger Sub.

“MEWA” has the meaning set forth in Section 3.15(a).

“NASDAQ” means The Nasdaq Stock Market LLC.

“Non-Owned Intellectual Property” means all Intellectual Property licensed or used by the Company or any of its Subsidiaries that is not Owned Intellectual Property.

“Open Source Materials” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Ordinary Dividends” means (i) the Company’s quarterly dividend of $0.115 per share declared on January 17, 2018 to the extent unpaid as of the date of this Agreement and (ii) the Company’s quarterly dividend to be declared on or about April 19, 2018, if any, in an amount not to exceed $0.115 per share.

“Other Interests” has the meaning set forth in Section 3.3(c).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.11(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Articles” means the articles of association of Parent which are in force for the time being.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Financing” means the debt financing contemplated by the Parent Financing Commitments, pursuant to which, and subject to the terms and conditions expressly set forth therein, each Lender has committed to provide loans in the amounts described therein, the proceeds of which shall be used in part to finance the Merger Consideration.

“Parent Financing Commitments” means (i) that certain debt commitment letter, dated March 25 2018, among Barclays Bank PLC, HSBC Bank plc and Parent, together with the related term sheet attached thereto, and (ii) that certain debt commitment letter, dated March 25, 2018, among PNC Bank, National Association, PNC Capital Markets LLC and Parent, together with the related term sheet attached thereto, in each case, including all exhibits, schedules, annexes, supplements and amendments thereto and each fee letter and engagement letter related thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other Transactions.

“Parent Offer” has the meaning set forth in Section 5.2(e)(i).

“Parent Shareholder Approval” has the meaning set forth in Section 4.3(a).

“Parent Shareholder Circular” means Parent’s shareholder circular relating to the Merger and giving notice of the Parent Shareholder Meeting.

“Parent Shareholders” has the meaning set forth in the Recitals.

“Parent Shareholders’ Meeting” has the meaning set forth in Section 5.3(e).

“Pending Alternative Transaction Proposal” has the meaning set forth in Section 7.3(a)(iii).

“Pentland” has the meaning set forth in the Recitals.

“Permitted Encumbrances” means: (a) statutory Encumbrances for Taxes or other charges by Governmental Authorities that are not yet due and payable, (b) deposits or pledges made in the ordinary course of business consistent with past practice in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (c) Encumbrances in favor of landlords, carriers, warehousemen, mechanics and materialmen and other like Encumbrances incurred in the ordinary course of business consistent with past practice, (d) Encumbrances under Indebtedness of the Company set forth on Section 1.1 (Permitted Encumbrances) of the Company Disclosure Letter and (e) other Encumbrances (other than Encumbrances under or securing Indebtedness) that do not, individually or in the aggregate, detract in any material respect from or interfere with the value, marketability or current and currently intended use of the asset subject thereto; provided, however, that in case of clauses (a) through (d) appropriate accruals or reserves have been made in accordance with GAAP to the extent required.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Data” means any information (including a person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, payment card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, medical records, Internet Protocol address, geographic location, health or diet information, family members, political beliefs, group memberships, Social Security Number, internet browsing history, persistent identifier, order and purchase histories, amounts spent, platform behavior, conduct, preferences, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or is associated with an identified natural person.

“Privacy Agreements” has the meaning set forth in Section 3.14(e).

“Proxy Statement” has the meaning set forth in Section 5.3(a)(i).

“Real Property” has the meaning set forth in Section 3.11(b).

“Real Property Leases” has the meaning set forth in Section 3.11(b).

“Reasonable Best Efforts” means, with respect to a given goal, the efforts that a reasonable person similarly situated to the Person obligated to use Reasonable Best Efforts, would use to achieve that goal as expeditiously as reasonably practicable (without being required to incur, or cause the incurrence of, any expense or payment obligation (other than such Person’s customary and reasonable legal expenses, de minimis amounts, or as expressly set forth otherwise in this Agreement (including in Section 5.1)) or to amend, modify, supplement or replace any term or condition under any Company Contract (except for any non-substantive amendment, modification, supplement or replacement)).

“Registered Owned Intellectual Property” means Owned Intellectual Property issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Related Party Contract” means any Company Contract between the Company or any of its Subsidiaries (or by which the Company or any of its Subsidiaries (or any property or asset thereof) is bound), on the one hand, and any one or more of the Company’s Affiliates or any of the Company’s or any of its Subsidiaries’ officers or directors (or any of their respective family members) or any of the Company Shareholders who, to the Knowledge of the Company, owns ten percent (10%) or more of any class or series of the Company’s capital stock, partners or members, on the other hand, other than any such Contract solely between or among the Company and/or its Subsidiaries.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

“Representatives” means, with respect to Parent, the Company or any of their respective Subsidiaries, all financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Restrictive Contract” means any Company Contract that is not terminable by the Company without any penalty within sixty (60) days and that by its terms (a) restrains, limits or impedes the Company’s or any of its Subsidiaries’ (or will, after the Effective Time, restrain, limit or impede Parent’s or any of its Affiliates’, including the Surviving Corporation’s or any of its Subsidiaries’) ability to compete with any business or Person, or conduct any business or line of business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, (b) contains a standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed (or is subject to any agreement) not to acquire assets or securities of a third party, (c) any Company Material Contract of the kind described in Sections 3.17(a)(i)-(ii) and (iv)-(xix) of this Agreement that contains any “nonsolicitation”, “no hire” or similar provision which restricts the Company or any of its

Affiliates (or will, after the Effective Time, restrict Parent or any of its Affiliates, including the Surviving Corporation or any of its Subsidiaries) in soliciting, hiring, engaging, retaining or employing the current or former employees of any third party or (d) obligates the Company or any of its Subsidiaries (or will, after the Effective Time, obligate Parent or any of its Affiliates, including the Surviving Corporation or any of its Subsidiaries) to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any Person other than the Company or any of its Subsidiaries.

“Rights Agreement” means the Rights Agreement, dated as of August 28, 2017, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing, and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, build scripts, test scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls more than fifty percent (50%) of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines in good faith (after consultation with its legal counsel and an independent financial advisor of nationally recognized reputation), taking into account, to the extent the Board of Directors of the Company deems relevant, all legal, financial, regulatory, financing, conditionality, timing and other aspects of such Alternative Transaction Proposal (including the Person or group of Persons (as defined in Section 13(d) of the Exchange Act) making the proposal, the anticipated prospects of completion, any termination fee and expense reimbursement provisions, or any other factor set forth in the IBCL) and this Agreement (including any revisions of the terms of this Agreement proposed by Parent in connection with a Parent Offer in response to such Alternative Transaction Proposal or otherwise), to be more favorable to the Company Shareholders (compared to the Merger and the other Transactions)

from a financial point of view and taking into account the likelihood and timing of consummation in accordance with its terms; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that the applicable threshold in the definition of “Alternative Transaction” as used in the definition of “Alternative Transaction Proposal” shall be “eighty-five percent (85%) or more” rather than “fifteen percent (15%) or more”; and provided, further, that with respect to any reference to assets in clause (b) of the definition of “Alternative Transaction,” the applicable threshold shall be a majority of the assets.

“Superior Proposal Agreement” has the meaning set forth in Section 5.2(e).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, intangibles, worker compensation, escheat, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever and (b) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, filings, documents, information, disclosure, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transactions” has the meaning set forth in the Recitals.

“UK DTR” means the disclosure guidance and transparency rules made by the UK Financial Conduct Authority under Part VI of the FSMA.

“UK Listing Rules” means the listing rules made by the UKLA under section 73A of the FSMA, as amended from time to time.

“UK Prospectus Rules” means the prospectus rules made by the UKLA under Part VI of the FSMA.

“UKLA” means the United Kingdom Listing Authority.

“Voting Company Debt” has the meaning set forth in Section 3.2(b).

Section 1.2 Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to the Board of Directors of the Company include, if appropriate, any appropriate committee thereof;

(i) references to a Person are also to its successors and permitted assigns;

(j) references to monetary amounts are to the lawful currency of the United States;

(k) words importing the singular include the plural and vice versa and words importing gender include all genders;

(l) the word “or” is not exclusive;

(m) time is of the essence in the performance of the parties’ respective obligations;

(n) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends (provided, that any time period within or following which any payment is to be made or act is to be done by Parent or Merger Sub shall commence on the first Business Day that is a full day of normal business hours in Greenwich Time Zone after receipt by Parent or Merger Sub of a notice from the Company in respect of such time period) and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(o) references herein to the Company or any of its Subsidiaries shall be deemed to include any and all predecessors of the Company or such Subsidiary, as the case may be.

ARTICLE II

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the IBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue its corporate existence under the IBCL as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Bylaws. At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read as set forth in Exhibit B hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

Section 2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable during the Closing, the parties shall file the Articles of Merger in accordance with IBCL 23-1-40-5. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Indiana or at such later date and time as the Company and Parent may agree upon and as is set forth in such Articles of Merger in accordance with IBCL 23-1-40-5. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

Section 2.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004-1482, at 10:00 a.m., New York City time, on such date which is designated by Parent that is within four (4)

Business Days after all of the conditions set forth in ARTICLE VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or, to the extent permitted under this Agreement, waived at the Closing, but subject to the satisfaction or waiver in accordance with this Agreement of such conditions), or at such other place, time and date as agreed to by the parties in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

Section 2.5 Directors and Officers of the Surviving Corporation. Prior to the Closing, the Company shall deliver to Parent the resignation of the members of the Board of Directors of the Company set forth on Exhibit 2.5, effective as of the Effective Time. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.6 Effect on Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any Company Shareholder:

(a) Common Shares of Merger Sub. Each Merger Sub Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable “Class A Common Share” (as defined in the Company Articles), no par value, of the Surviving Corporation, and such shares of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Certain Shares. Each Company Common Share that is issued and outstanding immediately prior to the Effective Time and (i) held in the treasury of the Company or owned by any Subsidiary of the Company or (ii) owned by Parent, Merger Sub or any other Subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Shares. Except as otherwise provided in Section 2.6(b) and Section 2.6(d), each Company Common Share that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $13.50 in cash, without interest (the “Merger Consideration”), payable to the holder in accordance with this ARTICLE II. From and after the Effective Time, all Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.6(c) shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder (which holders shall include the trustees of the Company 401(k) Plan for the benefit of participants in the Company 401(k) Plan) of a certificate (a “Certificate”; it being understood that any reference to “Certificate” or “Certificates” shall be deemed to include references to book entry account statements relating to ownership of, and representing, Company Common Shares) that immediately prior to the Effective Time represented any such issued and outstanding Company Common Share(s) shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration for each such share in accordance with this ARTICLE II upon compliance with the applicable procedures set forth in this ARTICLE II.

(d) Changes to Capital Stock. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Shares shall occur by reason of any reclassification, recapitalization, share split or combination, split-up, exchange or readjustment of Company Common Shares, any issuance of Company Preferred Shares or Company Common Shares in connection with the exercise of any rights under the Rights Agreement (whether or not the Company has complied with its obligations under this Agreement with respect to the Rights Agreement, but without prejudice to the rights and remedies of Parent for any non-compliance by the Company of its obligations hereunder with respect thereto), or any share dividend on Company Preferred Shares or Company Common Shares with a record date during such period, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change (it being understood and agreed that this sentence shall not be construed to permit the Company to take any action that is prohibited by Section 5.1 or the other terms of this Agreement).

Section 2.7 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates for the Merger Consideration. Parent will make available to the Exchange Agent, at or prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(c) (the “Exchange Fund”) and shall engage the Exchange Agent pursuant to a paying agent agreement reasonably acceptable to the Company. Promptly after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon proper delivery of such Certificate to the Exchange Agent, and which letter of transmittal shall be in customary form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for effecting the surrender of such Certificate to the Exchange Agent in exchange for the total amount of Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(b) Exchange Procedure. Each holder of Company Common Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or, if such shares are held in book entry form, upon entry through a book entry transfer agent of the surrender of such shares on a book entry account statement, as evidenced by an “agent’s message” by the Exchange Agent), together with a properly completed letter of transmittal (and such other documents as may be reasonably required by the instructions thereto) will be entitled to receive from the Exchange Agent a cash amount (payable by check or otherwise) equal to the aggregate Merger Consideration that such holder has the right to receive pursuant to this ARTICLE II. No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates. No dividends or other distributions with respect to the capital stock of the Surviving Corporation shall be paid to the holders of any unsurrendered Certificates. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration for each Company Common Share formerly represented thereby. Upon payment of the Merger Consideration pursuant to this ARTICLE II, each Certificate so surrendered shall immediately be cancelled.

(c) Certificate Holder. If payment of any Merger Consideration is to be made to any Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) No Further Ownership Rights; Transfer Books. All Merger Consideration paid in accordance with the terms of this ARTICLE II upon conversion of any Company Common Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Common Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(e) Investment of Exchange Fund. Until disbursed to the holders of Company Common Shares that have been converted into a right to receive the Merger Consideration in accordance with this ARTICLE II, the Paying Agent shall invest, all cash included in the Exchange Fund as directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully backed by the full faith and credit of the United States of America as to principal and interest, or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) pursuant to this ARTICLE II. Any interest and other income resulting from such investments shall be paid to Parent pursuant to Section 2.7(f).

(f) Termination of Exchange Fund. At any time following twelve (12) months after the Effective Time, any portion of the Exchange Fund that remains undistributed to holders of Certificates shall be delivered to Parent, upon demand, together with all interest and other earnings with respect thereto. Thereafter, any holder of Company Common Shares who has not theretofore complied with this ARTICLE II shall (subject to Section 2.7(g)) look only to Parent and/or the Surviving Corporation, which shall act as the Exchange Agent, as general creditors thereof with respect to any claim for Merger Consideration that may be payable (without interest) upon surrender of any Certificate, as determined pursuant to this Agreement, subject to any applicable abandoned property, escheat or other similar Laws.

(g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the total Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Authority, such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact, reasonably acceptable to the Exchange Agent, by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each Company Common Share formerly represented by such Certificate.

(i) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Shares or any holder of Company Equity Awards (or with respect to any other amounts payable pursuant to Section 2.6) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable United States federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as applicable, such withheld amounts shall be (i) remitted by Parent and (ii) treated for all purposes of this Agreement as having been paid to the holders of the Company Common Shares or holders of Company Equity Awards (or to the recipient of any other amount payable pursuant to Section 2.6) in respect of which such deduction and withholding was made.

Section 2.8 Treatment of Company Equity Awards.

(a) Company Stock Options. (i) As soon as practicable following the date of this Agreement (and, in any event, prior to the Closing), the Board of Directors of the Company shall take or cause to be taken all actions as may be required to cause each Company Stock Option granted under the Company Incentive Plan that is outstanding and remains unexercised immediately prior to the Effective Time (whether or not then vested or exercisable), including Company Stock Options held by any current or former member of the Board, to at the Effective Time, automatically and without any required action on the part of the holder thereof, be cancelled or terminated; (ii) Parent shall, or shall cause the Surviving Corporation to, pay to the holder of such Company Stock Option, whether vested or unvested, an amount in cash (without interest) in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Shares underlying such Company Stock Option and (y) the number of Company Common Shares subject thereto (such payment, if any, to be net of applicable withholding taxes and rounded down to the nearest whole cent); and (iii) all Company Stock Options with an exercise price per share of Company Common Shares equal to or greater than the Merger Consideration will be cancelled or terminated at the Effective Time and the holders of such Company Stock Options will not have any right to receive any consideration in respect thereof. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) make all payments in accordance with this Section 2.8(a) as soon as practicable but in any event no later than the first regular payroll date of the Surviving Corporation after the Effective Time. In addition, the Company shall use Reasonable Best Efforts to obtain consents from current employees of the Company holding Company Stock Options acknowledging the treatment of Company Stock Options described in this Section 2.8(a).

(b) Company Restricted Stock. As soon as practicable following the date of this Agreement (and, in any event, prior to the Closing), the Board of Directors of the Company shall take all actions as may be required to provide that at the Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time and that is not vested immediately prior to the Effective Time shall be fully vested and free of any forfeiture restrictions immediately prior to the Effective Time, whereupon the Company Common Shares represented thereby (net of any Company Common Shares or corresponding cash withheld to cover applicable withholding taxes) shall be converted into the right to receive the Merger Consideration per Company Common Share in accordance with Section 2.6(c).

(c) ESPP. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required so that (i) the ESPP is terminated immediately after the next “Purchase Date” (as defined in the ESPP) (the “Final Purchase Date”) to occur following the date of this Agreement, (ii) all future offerings that would otherwise commence under the ESPP following the Final Purchase Date shall be suspended, and (iv) all further payroll deductions under the ESPP shall cease effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP to each participant’s payroll withholding account under the ESPP to the purchase of whole Company Common Shares in accordance with the terms of the ESPP, which Company Common Shares shall be treated in the manner described in Section 2.6(c).

(d) Corporate Actions. At or prior to the Closing, the Company and the Board of Directors of the Company shall adopt any resolutions and take any actions which are necessary to (i) effectuate the provisions of this Section 2.8 and (ii) cause the Company Incentive Plan to terminate at the Effective Time. The Company shall provide to Parent a true, correct and complete copy of any such resolutions or actions.

(e) No Right to Acquire Shares. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Company Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of a Company Equity Award or the ESPP following the Effective Time, except to the extent exercised prior to the Effective Time. For the avoidance of doubt, neither Parent nor the Surviving Corporation shall assume any Company Stock Options.

Section 2.9 Further Assurances. If, at any time from and after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Section 2.10 FIRPTA Certificate. Immediately prior to the Closing, the Company shall deliver to Parent a certificate signed by an authorized officer of the Company to the effect that the Company is not, and has not been at any time during the five (5) years preceding the Closing Date, a United States real property holding company, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section  1.1445-2(c)(3) and 1.897-2(h).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents filed prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Company SEC Documents filed on or after the date of this Agreement, and excluding “risk factors” sections or any language in the Company SEC Documents that is predictive or forward-looking, or that is not factual information but merely cautionary language), and except as set forth in the Company Disclosure Letter, but only, in each case, to the extent the relevance of a disclosure or statement therein to a section of this ARTICLE III is reasonably apparent on its face, without independent inquiry (provided, that in no event shall any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Section 3.2, 3.3(b), 3.3(c), 3.4, or 3.5(a) of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Standing and Power. The Company (a) is a corporation duly incorporated and validly existing under the laws of Indiana, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted in all material respects and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, a true, correct and complete copy of the Company Articles and Company Bylaws in effect as of the date of this Agreement. No corporate action has been taken with respect to any amendment to the Company Articles or the Company Bylaws (except for any such amendments that have become effective prior to the date of this Agreement and are reflected in the copies of the Company Articles and the Company Bylaws described in the preceding sentence, or are, in the case of the Company Bylaws, expressly provided for in this Agreement) and no such corporate action is currently proposed.

Section 3.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of (i) 110,000,000 Company Common Shares (100,000,000 shares of which have been designated Class A Common Shares and 10,000,000 shares of which have been designated Class B Common Shares) and (ii) 1,000,000 Company Preferred Shares (10,000 shares of which have been designated Series A Junior Participating Preferred Shares). As of the close of business on March 23, 2018, (A) 41,298,819 Company Common Shares (including 915,641 shares of Company Restricted Stock) were issued and outstanding, (B) 18,847,153 Company Common Shares were held in treasury by the Company and its Subsidiaries, (C) no Company Preferred Shares were issued or outstanding, (D) 3,244,218 Company Common Shares were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (E) no Company Common Shares were reserved for issuance pursuant to the Company Incentive Plan, and no Company Common Shares were reserved for issuance pursuant to the ESPP, (F) 10,000 Series A Junior Participating Preferred Shares, no par value, were reserved for issuance upon exercise of all of the purchase rights under the Rights Agreement, and no Company Common Shares were reserved for issuance upon exercise of all of the purchase rights under the Rights Agreement in the event a Person or group of Persons becomes an “Acquiring Person” (as defined in the Rights Agreement), (G) no Class B Common Shares were issued and outstanding and (H) no other shares of capital stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable securities Laws.

(b) There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company to any holders of any class or series of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the Company Shareholders or the shareholders of any such Subsidiary on any matter (“Voting Company Debt”). Except as listed on Section 3.2(b) of the Company Disclosure Letter, and except for (x) the issuance of Company Common Shares issuable pursuant to Company Equity Awards issued under the Company Incentive Plan and outstanding on the date of this Agreement and which are disclosed on Section 3.2(c) of the Company Disclosure Letter and (y) the issuance of Company Common Shares issuable pursuant to the ESPP on the Final Purchase Date, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, restricted stock, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies (other than proxies solicited by the Company for purposes of the Company Shareholder Approval), voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of or giving consent by the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth true, correct and complete information as of the close of business on March 23, 2018 with respect to each outstanding award under the Company Incentive Plan as follows: the holder’s name, such holder’s relationship with the Company (employee, former employee, director, independent contractor), the type of award, the number of shares subject to the award, the grant date, the expiration date, the exercise price or base price, as applicable, and the vesting schedule, including a description of any acceleration provisions (including as a result of the Merger or any of the other Transactions).

(d) The Company has delivered to Parent true, correct and complete copies of the Company Incentive Plan and each form of award agreement used under such plan and any material variations to such forms, identifying the Person(s) to whom such variations apply. Each Company Equity Award was granted in accordance with all applicable Laws and the terms of the Company Incentive Plan. Each Company Stock Option has an exercise price, or base price, as applicable, equal to or greater than the fair market value of a Company Common Share at the close of business on the date of grant.

(e) The Company has not issued any Company SARs or Company RSUs.

(f) No shares of capital stock of the Company are owned, or since January 1, 2015 have been owned, by any Subsidiary of the Company. All Company Common Shares are “covered securities” as defined in Section 18(b)(1)(A) of the Securities Act and will remain covered securities at least through the record date for the vote of holders of Company Common Shares to approve the Merger, and holders of Company Common Shares shall not be entitled under the IBCL to exercise dissenters’ rights under IBCL 23-1-44-8(b). As of the date of this Agreement, no Person is or has become, to the Knowledge of the Company, an “Acquiring Person” (as defined in the Rights Agreement) except (i) any “Exempt Person” (as defined in the Rights Agreement), (ii) any Person set forth on Section 3.2(a) of the Company Disclosure Letter that the Board of Directors of the Company concluded to have inadvertently become an “Acquiring Person” (as defined in the Rights Agreement) or (iii) any other Person that, under the terms of Section 1(a) of the Rights Agreement, is not, or is not being treated as, an “Acquiring Person” (as defined in the Rights Agreement), including any bona fide swaps dealer who purchased Company Common Shares in the ordinary course of its business. Neither the Company nor its Board of Directors has rendered the Rights Agreement inapplicable to any Person other than (i) Parent, (ii) Merger Sub, or (iii) any Person referred to in clauses (i) through (iii) of the preceding sentence (it being understood that, with respect to clause (ii), any Person that the Board of Directors of the Company concludes after the date of this Agreement to have inadvertently become an “Acquiring Person” (as defined in the Rights

Agreement) need not be set forth on Section 3.2(a) of the Company Disclosure Letter, provided, that, before making such a conclusion after the date of this Agreement, the Board of Directors of the Company shall have consulted with Parent and considered in good faith Parent’s views).

Section 3.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement. No corporate action has been taken with respect to any amendment to any such certificate of incorporation, bylaws or similar organizational documents (except for any such amendments that have become effective prior to the date of this Agreement and are reflected in the copies of such documents described in the preceding sentence) and no such corporate action is currently proposed.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable securities Laws. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than restrictions imposed under federal or state securities Laws. There are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting the capital stock of, or any other equity interests in, any of its Subsidiaries.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) (A) each Subsidiary of the Company (each of which is wholly owned directly or indirectly by the Company), (B) its jurisdiction of incorporation or organization, and (C) the location of its principal executive office and (ii) all capital stock of, or other equity interests in, any corporation, partnership, joint venture, trust or other Person, which capital stock or other equity interests is owned or controlled, directly or indirectly, by the Company (other than capital stock of, or other equity interests in, its Subsidiaries) (clause (ii), collectively, the “Other Interests”). All of the Other Interests are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than restrictions imposed under federal or state securities Laws. There are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

Section 3.4 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject to, in the case of the consummation of the Merger, the Company Shareholder Approval. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other Transactions have been duly and validly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company or its shareholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger and the other Transactions, other than, as of the date of this Agreement with respect to the Merger, (i) the approval of this Agreement by the holders of a majority of the issued and outstanding Company Common Shares voting together as a single class (the “Company Shareholder Approval”) and (ii) the filing of the Articles of Merger with the Secretary of State of Indiana. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of the Company has unanimously adopted resolutions, at a duly held meeting on or prior to the date of this Agreement, (i) determining that it is fair to and in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) adopting this Agreement and approving the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions, (iii) recommending approval of this Agreement by the Company Shareholders and (iv) directing that this Agreement be submitted to the Company Shareholders for their approval, which resolutions have, except to the extent permitted by Section 5.2(e), not been subsequently withdrawn or modified in any respect.

(c) The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary for the Company to adopt this Agreement and to consummate the Merger and the other Transactions.

Section 3.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or NASDAQ other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) such clearances, consents, approvals,

Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal or state securities Laws or the applicable requirements of NASDAQ, and (iv) the filing of the Articles of Merger with the Secretary of State of Indiana.

(b) Except as provided in Section 3.5(b) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not (i) conflict with or violate any provision of the Company Articles or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, and assuming that the Company Shareholder Approval has been obtained prior to the Effective Time, conflict with or violate, in any respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Company Contract, or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6 SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2016 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were (or, with respect to any Company SEC Document filed after the date of this Agreement, will be) prepared in accordance and complied with the requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not (or, with respect to any Company SEC Document filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or, with respect to any Company SEC Document filed after the date of this Agreement, will be) made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained or incorporated by reference in the Company SEC Documents

(the “Company Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP applied on a consistent basis the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments, which are not in the aggregate material).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the related rules and regulations promulgated thereunder. The Company maintains and has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that conforms in all material respects to the requirements of Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the Company’s fiscal year ended on February 25, 2017, and such assessment concluded that as of such date such controls were effective. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting; and the Company has provided to Parent prior to the date of this Agreement true, correct and complete copies of any such disclosures made from January 1, 2016 to the date of this Agreement. In the event that any such material weakness or fraud was identified, each of the Company and its Subsidiaries has addressed and resolved any such material weakness or fraud.

(d) Except for matters resolved prior to the date of this Agreement, since January 1, 2015, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(e) None of the Company SEC Documents filed on or prior to the date of this Agreement is, to the Knowledge of the Company, subject to ongoing SEC review, including outstanding or unresolved comments in comment letters received by the Company from the SEC staff.

(f) Neither the Company nor any Subsidiary of the Company has listed any of its securities on any stock exchange in any jurisdiction, other than the Company Common Shares and the rights under the Rights Agreement listed by the Company on NASDAQ. The Company is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

(g) No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any accrued, contingent or other Liabilities, whether matured or unmatured, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any such Liabilities, except (a) as reflected or reserved against in the balance sheet of the Company dated November 25, 2017 included in the Form 10-Q filed by the Company with the SEC on December 21, 2017 (the “Company Balance Sheet”) (or described in the notes thereto), (b) current Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) Liabilities arising under the terms of (but not from any breach of default under) any Company Contract that is either (x) disclosed on Section 3.17 of the Company Disclosure Letter or (y) not required to be so disclosed by the terms of this Agreement, and including any such Company Contract that is entered into after the date of this Agreement, as long as entering into such Company Contract does not violate any provision of this Agreement, or (e) other Liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no off-balance sheet arrangements (as that term is defined in Item 303(a)(4) of Regulation S-K) to which the Company or any of its Subsidiaries is a party that have not been disclosed in the Company SEC Documents and that are required to be so disclosed.

Section 3.8 Absence of Certain Changes. Since the date of the Company Balance Sheet through the execution and delivery of this Agreement, (a) there has been no Effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company

Material Adverse Effect and (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice. Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would have constituted a breach of Section 5.1(a) through Section 5.1(o).

Section 3.9 Litigation. Except as set forth in Section 3.9 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries or any of its or their respective properties or assets or any of its or their respective officers or directors (in their capacity as officers or directors of the Company or its Subsidiaries) that, individually or in the aggregate, is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries (or any of their respective assets or properties) is subject to or bound by any Order.

Section 3.10 Compliance with Applicable Laws. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have complied at all times since December 31, 2014, and are now in compliance, in each case, with all applicable Laws (including Environmental Laws). To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries (or any of their respective assets or businesses) is pending or threatened. Since December 31, 2014, neither the Company not any of its Subsidiaries has received written notice of any violation of any Law.

(b) The Company and its Subsidiaries (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (including all Governmental Permits required under Environmental Laws) and (ii) are in compliance with all such Governmental Permits. All such Governmental Permits are in full force and effect and no Action is pending or, to the Knowledge of the Company, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit.

(c) The Company is not an “investment company” under the Investment Company Act of 1940.

(d) None of the Company or any of its Subsidiaries (or any director or officer of the Company or any of its Subsidiaries) or, to the Knowledge of the Company, any employee, agent or other Representative of the Company or any of its Subsidiaries has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA), (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, and the Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption Laws.

Section 3.11 Real Property; Personal Property.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property. The Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Property; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) The Lease Summary (as defined below) sets forth a true, correct and complete list as of its date (except to the extent of any additions to, terminations or guarantees of, or modifications or amendments to the terms of, the Real Property Leases after such date but on or prior to the date of this Agreement, which additions, terminations, guarantees, modifications or amendments have been reflected in the amendments to the Lease Summary listed on Section 3.11(b) of the Company Disclosure Letter and made available to the Company prior to the date of this Agreement) of all real property leases, subleases, licenses, sublicenses and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment, modification, and guaranty thereto or with respect thereto (the “Real Property Leases”). Each premise subject to a Real Property Lease is hereinafter referred to as a “Leased Real Property” (and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent prior to the date of this Agreement a summary of each Real Property Lease which is accurate in all material respects as of its date (the “Lease Summary”), except to the extent of any additions to, terminations or guarantees of, or modifications or amendments to the terms of, the Real Property Leases after such date but on or prior to the date of this Agreement, which additions, terminations, guarantees, modifications or amendments have been reflected in the amendments to the Lease Summary listed on Section 3.11(b) of the Company Disclosure Letter and made available to the Company prior to the date of this Agreement. Except as set forth on Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Real Property Lease, (i) such Real Property Lease is in full force and effect and is legal, valid and binding on the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in breach or violation of, or in default under, such Real Property Lease, (iii) no event has occurred or circumstance exists (including the consummation of the Merger and the other Transactions) which, with the delivery of notice, the passage of time or both, would result in such a breach or violation of, or a default under, such Real Property Lease, or permit the termination, modification, loss of any benefit under, or acceleration of rent (or the triggering of any other payments) under such Real Property Lease, (iv) other than as referred to in clause (iii), no right of any other party to such Real Property Lease has materialized entitling such party to terminate such Real Property Lease before the expiration of the term of such Real Property Lease, and no right asserted by such party over the Leased Real Property would reasonably be expected to have an adverse effect on the Company’s or its Subsidiaries’ ability to use such Leased Real Property, (v) neither the Company nor any of its Subsidiaries has waived any right under any Real Property Lease or given to or received from any other Person, at any time since January 1, 2015, any notice or other communication regarding any actual, alleged, possible or potential breach of, or default (with or without notice or lapse of time or both) under, any Real Property Lease which has not been cured or remedied in full prior to the date of this Agreement, and, to the Knowledge of the Company, is not otherwise aware of any intention by any counterparty thereto to terminate (other than Real Property Leases that are expiring pursuant to their terms), or not renew any Real Property Lease, or is seeking the renegotiation thereof or substitute performance thereof, and (vi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries are subject to any pending, threatened or scheduled audit or investigation by any counterparty to a Real Property Lease.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, the Company and its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession of all Real Property, whether owned, leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(d) To the Knowledge of the Company, there are no applicable Laws in effect that would prevent or limit in any material respect the Company or its Subsidiaries from conducting its operations on the Real Property as they are currently conducted. There is no Action, pending or (to the Knowledge of the Company) threatened, that affects or might materially adversely affect any Real Property or any part thereof, and neither the Company nor its Subsidiaries have, since December 31, 2014, received any written notice of the intention of any Governmental Authority to take or use all or any material part thereof. To the Knowledge of the Company, there does not exist any condemnation, eminent domain or taking proceeding that affects any Real Property.

(e) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business, free and clear of all Encumbrances other than Permitted Encumbrances.

(f) The tangible personal assets and property of the Company and each of its Subsidiaries are in good working condition and repair in the ordinary course of business, reasonable wear and tear excepted (except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and provided, that merchandise inventory shall be usable and salable in the ordinary course of business consistent with past practice), and are reasonably sufficient and suitable in all material respects for the operation of the business of the Company and its Subsidiaries as currently conducted and currently intended to be conducted.

Section 3.12 Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws. There has been and is no Release or presence of or exposure to Hazardous Material at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of any Environmental Law, or that is reasonably anticipated to result in an Action arising under any Environmental Law (each such Action, an “Environmental Claim”) or any requirement for investigation or remediation.

(b) Neither the Company nor any of its Subsidiaries (i) to the Company’s Knowledge owns or operates, or has owned or operated, any real property contaminated with any substance that is subject to any Environmental Law, (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Law, or (iii) has received written notice from any Governmental Authority or any other Person of any Environmental Claim, any other Liabilities arising under Environmental Laws or any violation of Environmental Laws in the past five (5) years. The Company has delivered to Parent prior to the date of this Agreement true, correct and complete copies of all environmental site assessments relating to the Real Property that are in the possession or control of the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liabilities (including any investigative, corrective or remedial obligations) pursuant to any Environmental Laws.

(d) Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws. There are and have been no underground storage tanks or polychlorinated biphenyls or asbestos-containing materials at, on or under any Owned Real Property or, to the Knowledge of the Company, any Leased Real Property.

(e) To the Knowledge of the Company, neither this Agreement nor the consummation of the Merger or the other Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authorities or other Persons, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental Laws.

Section 3.13 Tax. Except as set forth on Section 3.13 of the Company Disclosure Letter:

(a) (i) all Tax Returns required to be filed with any Tax Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in compliance with all applicable Laws; (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, shareholder, creditor, independent contractor or other third party), whether or not shown on any Tax Return, have been timely paid, or withheld and remitted to the appropriate Tax Authority; and (iv) all applicable Laws related to the payment and withholding of Taxes and information reporting have been complied with by the Company and each of its Subsidiaries except, in each case of clauses (i) through (iv), for Taxes or Tax matters contested in good faith or that have been adequately provided for, in accordance with GAAP, in the Company Balance Sheet;

(b) no written claim that has not been resolved has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;

(c) there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(d) (i) no outstanding written claim has been received by, and to the Knowledge of the Company no such claim is threatened, and no audit, action, or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries or any consolidated or combined group in which the Company or any of its Subsidiaries is or was included in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries or any consolidated or combined group in which the Company or any of its Subsidiaries is or was included by any Tax Authority have been paid or fully and finally settled;

(e) neither the Company nor any of its Subsidiaries (i) has been, for any tax year for which the statute of limitations remains open, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than a group of which the Company or any of its Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise, or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);

(f) no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries or any consolidated or combined group in which the Company or any of its Subsidiaries is or was included;

(g) neither the Company nor any of its Subsidiaries participates or has participated in a “listed transaction,” “transaction of interest” or “reportable transaction” within the meaning of Section 1.6011-4(b) of the Regulations;

(h) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code, or other agreement with any Tax Authority in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Authority, and no such ruling, relief or advice has been obtained that is currently in effect;

(i) all transactions and agreements between or among any of the Company and its Affiliates are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations thereunder, including any reporting requirements set forth thereunder, and are, and have been, in compliance with the requirements and principles of any comparable provisions of state, local or foreign law, including any reporting requirements set forth thereunder;

(j) neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

(k) Section 3.13(k) of the Company Disclosure Letter identifies every election that has been made on the Company and any of its Subsidiaries under Treasury Regulations Section 301.7701-3(a) to adopt a U.S. federal tax classification other than the default classification, as well as the date of such election and the classification so elected; and

(l) during the past five (5) years neither the Company nor any Subsidiary has been the distributing or controlled corporation in any transaction intended to qualify under Section 355 of the Code, and any such transaction set forth in the Disclosure Letter has in fact so qualified and has not resulted in gain recognition under Section 355(d) or (e) of the Code.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Registered Owned Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance, current applicant(s)/registered owners(s), as applicable. All registrations and applications for the Registered Owned Intellectual Property are filed solely in the name of Company or one of its Subsidiaries and there are no co-owners of the Registered Intellectual Property. All Registered Intellectual Property is valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company or its Subsidiaries. All assignments of the Registered Owned Intellectual Property to the Company or its Subsidiaries have been properly executed and recorded.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) the Company and each of its Subsidiaries has legally sufficient and enforceable rights to use all Non-Owned Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no third party is infringing upon, violating, or misappropriating any Company Intellectual Property, and the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.

(d) There is no suit, order or proceeding or other Action pending or, to the Knowledge of the Company, threatened, (i) in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Company Intellectual Property right or (ii) concerning the ownership, validity, registerability, enforceability or use of, or right to use, any Company Intellectual Property. No Action, complaint or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), whether, directly or indirectly, communicated orally and/or via email, writing, or otherwise, has been received by or communicated to the Company or any of its Subsidiaries since January 1, 2015, alleging any such infringement, violation or misappropriation or concerning the ownership, validity, registerability, enforceability or use of, or right to use, any Company Intellectual Property.

(e) The Company and its Subsidiaries have complied in all material respects with (i) all applicable Laws, contractual requirements and card industry regulations (including since August 30, 2016, the Payment Card Industry Data Security Standard (“PCI-DSS”)) regarding the collection, protection, storage, processing, transfer, use and disclosure of Personal Data, (ii) all privacy policies and other Contracts (or portions thereof) in effect between Company or any of its Subsidiaries (including their respective agents or service providers) and any customers, licensees or end users of the Company’s or any of its Subsidiaries’ businesses, and (iii) all Contracts (or applicable portions thereof) with vendors, suppliers, service providers, marketing affiliates, and other business partners of the Company’s and its Subsidiaries’ businesses, in each case in clauses (ii) and (iii), that are applicable to the collection, protection, storage, processing, transfer, use and/or disclosure of Personal Data in connection with the Company’s or any of its Subsidiaries’ businesses (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). Prior to the date of this

Agreement, the Company has made available to Parent a true, correct and complete copy of the results of the PCI-DSS audit completed on August 31, 2017. Neither the Company nor any of its Subsidiaries has undergone an audit regarding PCI-DSS since such audit. Since January 1, 2014, no unresolved complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data has been made or threatened against Company or any of its Subsidiaries.

(f) To the Company’s Knowledge, there have been no material failures, unauthorized access or security breaches of any IT Assets or data in the possession or control of the Company or any of its Subsidiaries, or any of their respective agents or suppliers (including any event that would require the Company or any of its Subsidiaries to provide notice of such event to applicable data subjects or any Governmental Authority). The IT Assets (i) are sufficient in all material respects for the current operations and currently contemplated operations of the business of the Company and its Subsidiaries, (ii) operate properly in conformance with their documentation and without any material defect, unavailability or error, (iii) do not, to the Company’s Knowledge contain any virus, malware, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any IT Systems and (iv) there is no reason to believe that the IT Assets will not operate or continue to be accessible to employees, users, customers or clients on substantially the same operational and availability basis after the Effective Time as compared to the 12-month period prior to the Effective Time.

Section 3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan, program, policy, agreement or arrangement, and each medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave plan, program, policy, agreement or arrangement, and (iii) other employee benefit plan, program, policy, agreement or arrangement, whether or not tax-qualified and whether or not subject to ERISA, in each case, which is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or Affiliates, or in which the Company or any of its Subsidiaries is a participating employer, for the benefit of any current or former employee, independent contractor or director (or any of their beneficiaries or dependents) of the Company or any of its Subsidiaries (the “Company Plans”). With respect to each Company Plan, the Company has delivered or made available to Parent prior to the date of this Agreement true, correct and complete copies of (i) such plan (including any amendments thereto), (ii) the most recent Internal Revenue Service determination or opinion letter, if applicable, (iii) the current summary plan description (including any summaries of material modifications), if applicable, (iv) the most recent actuarial valuation report, if applicable, (v) the most recent Form 5500 (including all schedules thereto), if applicable, (vi) notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any compliance issues, (vii) any related trust agreement, annuity or insurance contract or other funding document, (viii) contracts and service agreements with plan vendors and third party administrators, (ix) the most recent nondiscrimination testing results, if applicable, and (x) written summaries of any non-written Company Plans. Section 3.15(a) of the Company Disclosure Letter separately sets forth a true, correct and complete list of each Company Plan which is or has been subject to Sections 4063 or 4064 of ERISA, or is a multiple-employer retirement plan or a multiple-employer welfare arrangement (“MEWA”).

(b) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Plan has been operated and administered in accordance with its terms, the terms of any applicable collective bargaining agreement, and all applicable Law. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter within the last five (5) years or is a pre-approved plan entitled to rely on an IRS opinion letter with respect to such qualification and the Tax-exempt status of its related trust and nothing has occurred since the date of such favorable determination which would adversely affect the qualified status of such plan, except to the extent such occurrence can be corrected, without causing, or being reasonably expected to cause, individually or in the aggregate, a Company Material Adverse Effect, under the IRS Employee Plans Compliance Resolution System, as reflected in Revenue Procedure 2016-51. No Company Plan is subject to Title IV of ERISA, and none of the Company or any of its Subsidiaries or any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to, or been obligated to contribute to, any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(c) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement current or previously maintained or contributed to by any ERISA Affiliate which could subject the Company, Parent or any of their Affiliates or employees, directly or indirectly (through an indemnification agreement or otherwise), to Liability under Section 412, 430, 4971, 4975 or 4980B of the Code or Title IV of ERISA.

(d) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all contributions and premium payments required to have been paid under or with respect to any Company Plan have been timely paid and will continue to be timely paid for all periods through the Closing Date.

(e) None of the Company Plans provide for, and neither the Company nor any of its Subsidiaries or Affiliates has any Liability in respect of, post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(f) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there are no Actions or claims (other than routine claims for benefits in the ordinary course consistent with past practice) with respect to any Company Plan pending or, to the Knowledge of the Company, threatened, which could give rise to a Liability, and to the Knowledge of the Company there are no facts which could give rise to any such Actions or claims, (ii) no Company Plan is currently under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is threatened, and (iii) each individual providing services to the Company or any of its Subsidiaries has been properly classified for purposes of the Company Plans and applicable withholding statutes.

(g) Except as set forth on Schedule 3.15(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, the Company Shareholder Approval, or other approval of this Agreement nor the consummation of the Merger or any of the other Transactions will, whether alone or in combination with another event, including the termination of employment or services, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan or collective bargaining agreement, (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available to Parent its estimates of Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

(h) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings and final regulations). Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) All amendments and actions required to bring the Company Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable Laws have been timely made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(j) No Company Plan is subject to the Laws of any jurisdiction outside the United States.

(k) Prior to the date hereof, the Company has taken the actions set forth on Section 3.15(k) of the Company Disclosure Letter.

Section 3.16 Labor.

(a) True, correct and complete information as of March 20, 2018 as to the name, current job title, age, date of hire, location of employment, union membership (if any), base salary, and bonus or incentive opportunity of all current employees whose annual base salary exceeds $50,000, directors and officers of the Company and its Subsidiaries has been made available to Parent prior to the date of this Agreement. The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company or any of its Subsidiaries is bound that pertain to any of the employees of the Company or any of its Subsidiaries.

(b) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) no labor strike, lock out, grievance, arbitration, labor dispute, slowdown, stoppage or other job action against or affecting the Company or any of its Subsidiaries, and no such labor dispute, lock out, grievance, arbitration labor dispute slowdown or stoppage are, to the Knowledge of the Company, threatened, and none have occurred during the three (3) years preceding the date of this Agreement, and (iii) no Actions of any kind with respect to the employees of the Company or its Subsidiaries pending in any agency, commission, court or other tribunal, and to the Knowledge of the Company, no such Actions are threatened.

(c) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all Laws of the United States and any state thereof respecting (i) employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries, (ii) terms and conditions of employment, health and safety, wages and hours (including Laws governing minimum wage, overtime compensation, exemption classifications, meal permits and rest breaks), child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, classifications of employees, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and the collection and payment of withholding and/or social security Taxes or similar Taxes, and (iii) relations between the Company and its Subsidiaries and any labor union, labor organization, employee organization or works council.

Section 3.17 Material Contracts.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter and excluding any of the Real Property Leases, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, and neither the Company nor any of its Subsidiaries (or any property or asset thereof) is bound by, any of the following (each, a “Company Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) any Contract (A) relating to Indebtedness of the Company or any of its Subsidiaries (including the Company Credit Agreement) or the guarantee of Indebtedness of any Person (other than solely between or among the Company and its Subsidiaries), (B) securing any Indebtedness through any Encumbrance or (C) otherwise creating an Encumbrance, in each case where such Indebtedness or the Liabilities securing such other Encumbrance exceed $250,000 individually or $500,000 in the aggregate for all such Contracts;

(iii) any Restrictive Contract;

(iv) any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of, or investment by the Company or any of its Subsidiaries in, any joint venture, partnership or limited liability company, other than any such agreements or arrangements solely between or among the Company and/or its Subsidiaries;

(v) any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(vi) any Related Party Contract;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries (A) in any transaction or series of related transactions, has an option, right or obligation to purchase any other business or portion thereof on an ongoing basis (including by purchasing the assets or capital stock of another Person, other than the purchase of merchandise inventory in the ordinary course of business consistent with past practice), in each case with an aggregate fair market value (or for aggregate consideration, including assumption of Indebtedness) exceeding $200,000, (B) in any transaction or series of related transactions, purchased any such business or portion thereof with an aggregate value exceeding (or for aggregate consideration, including assumption of Indebtedness, exceeding) $200,000 and continues to have any ongoing obligations (including obligations under any shareholder agreement), or (C) without limitation of clause (B), has an obligation to make any earn-out payments based on future performance of an acquired business or assets;

(viii) any Contract that (A) obligates the Company or any of its Subsidiaries to make a loan or capital contribution to, or investment in excess of $250,000 in, any Person (other than loans to the Company or any of its Subsidiaries) or (B) on a stand-alone basis obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $250,000;

(ix) any Contract that (A) grants to any Person a right of first refusal, right of first offer, option or similar preferential right to purchase any of the Company’s or any of its Subsidiaries’ capital stock or assets, (B) obligates the Company or any of its Subsidiaries to sell to any Person or Persons (or pursuant to which the Company or any of its Subsidiaries sold to any Person or Persons and continues to have any ongoing obligations) any capital stock or assets, other than (x) upon exercise of Company Equity Awards set forth on Section 3.2(c) of the Company Disclosure Letter or (y) the sale of merchandise inventory in the ordinary course of business consistent with past practice, or (C) obligates the Company or any of its Subsidiaries to sell, assign, or otherwise transfer or dispose of to any Person or Persons (or pursuant to which the Company or any of its Subsidiaries sold, assigned, or otherwise transferred or disposed of to any Person or Persons and continues to have any ongoing obligations), in any transaction or series of related transactions, any assets, property or business having an aggregate value exceeding (or for consideration, including assumption of Indebtedness, exceeding) $50,000, except for the sale of merchandise inventory in the ordinary course of business consistent with past practice;

(x) any Contract that contains any rights of exclusivity granted by the Company or any of its Subsidiaries to any Person (other than to the Company or any of its Subsidiaries);

(xi) any Contract that, as its primary purpose, grants to the Company or any of its Subsidiaries any right to use, exploit or practice any Intellectual Property (except for COTS Licenses) that by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries;

(xii) any Contract that, as its primary purpose, (A) provides for the development, modification, design, invention, production, acquisition, purchase, formulation or creation of any Intellectual Property or (B) grants to any Person (other than the Company or any of its Subsidiaries) any right to use, exploit or practice any Owned Intellectual Property;

(xiii) any Contract that Company reasonably anticipates requiring aggregate payments to or by the Company or any of its Subsidiaries in excess of $750,000, payable from March 4, 2018 to February 28, 2019;

(xiv) any employment or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement) with any current or former (A) officer of the Company or any of its Subsidiaries, (B) member of the Board of Directors of the Company, or (C) employee of the Company or any of its Subsidiaries providing for an annual base salary or payment in excess of $350,000;

(xv) any Contract with any agent, distributor or sales representative (A) involving annual aggregate consideration in excess of $350,000 or (B) that is not terminable on thirty (30) days’ or less notice without penalty or payment of any termination fee;

(xvi) any Privacy Agreement (including prior version of any consumer facing privacy policies);

(xvii) any Contract that contains a “change of control” or similar provision that would be triggered by the Merger or any of the other Transactions;

(xviii) any Contract which commits the Company or any of its Subsidiaries to enter into any of the foregoing; or

(xix) any Contract which is not otherwise described in clauses (i)-(xviii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts (including all amendments thereto), along with true, correct and complete written summaries of all Company Material Contracts that are unwritten, if any. The copies of the Real Property Leases identified on Section 3.17(b) of the Company Disclosure Letter which were provided to Parent prior to the date of this Agreement were true, correct and complete copies of the respective Real Property Leases (with the exception of store identifying information which was redacted) as of the date they were provided to Parent.

(c) Except as set forth or described on Section 3.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Contract, is in breach or violation of, or in default under, any Company Contract, (ii) no event has occurred that would result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Company Contract, (iii) each Company Contract is legal, valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto, (iv) neither the Company nor any of its Subsidiaries has waived any right under any Company Material Contract or given to or received from any other Person, at any time since January 1, 2015, any notice or other communication regarding any actual, alleged, possible or potential breach of, or default (with or without notice or lapse of time or both) under, any Company Material Contract, and, to the Knowledge of the Company, is not otherwise aware of any intention by any counterparty thereto to terminate

(other than Company Material Contracts that are expiring pursuant to their terms), or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereof, and (v) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries are subject to any pending, threatened or scheduled audit or investigation by any counterparty to a Company Material Contract, except, with respect to clauses (i), (ii), (iii), (iv) and (v), for such breaches, violations, conflicts, defaults, triggering of payments, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights, failures to be valid, binding and enforceable, waivers, or notices or intentions, which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.18 Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all insurance policies which are maintained by the Company or its Subsidiaries (“Insurance Policies”). To the Knowledge of the Company, the Insurance Policies are with reputable insurance carriers and provide coverage against such risks and in such amounts and with such deductibles as are customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries have received notice of any pending or threatened cancellation of any such insurance policy, and all premiums due thereunder on or prior to the date of this Agreement have been paid and the Company and each of its Subsidiaries is otherwise in compliance with all conditions contained in the Insurance Policies. There is no pending claim by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.

Section 3.19 Anti-Takeover Matters. Assuming the accuracy of the representations set forth in Section 4.5, (i) no “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation, including Chapter 42 of the IBCL (collectively, “Anti-Takeover Laws”), is applicable to the Agreement, the Support Agreements, the Merger and the other Transactions and (ii) the actions by the Board of Directors of the Company, prior to execution and delivery of this Agreement, in adopting this Agreement, and the other Transactions are sufficient to render inapplicable to this Agreement, the Support Agreements, the Merger and the other Transactions, the restrictions on “business combinations” as set forth in IBCL 23-1-43-1 to 23-1-43-23. The Rights Agreement is in full force and effect. The Company and its Board of Directors have taken all actions necessary (i) to render the Rights Agreement inapplicable to the approval, execution or delivery of this Agreement, the Support Agreements, or the consummation of the Merger or the other Transactions and (ii) to cause the Rights Agreement to terminate immediately prior to the Effective Time so that the Merger may be effected.

Section 3.20 Related Party Transactions. There are no agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any officer or director (or any of their respective family members) or shareholder who, to the Knowledge of the Company, owns ten percent (10%) or more of any class or series of the Company’s capital stock, on the other hand, that has not been disclosed in the Company SEC Documents and are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Each Related Party Contract has been entered into on an arm’s length basis.

Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

Section 3.21 Opinions of Financial Advisors. The special committee of the Board of Directors of the Company has received the written opinion of PJ Solomon Securities, LLC, dated March 25, 2018, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders (other than Parent and its affiliates) is fair from a financial point of view to such Company Shareholders. The special committee of the Board of Directors of the Company has received the written opinion of Houlihan Lokey Capital, Inc. to the effect that, as of March 25, 2018, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by holders of Company Common Shares (other than the Parent and its affiliates) was fair to such holders from a financial point of view. A true, correct and complete copy of each such written opinion (or if an oral opinion, a true, correct and complete copy of the most recent draft of such opinion) has been delivered to the Company, and the Company has delivered such true, correct and complete copy of each such written opinion (or if an oral opinion, a true, correct and complete copy of the most recent draft thereof) to Parent prior to the execution and delivery by the Company of this Agreement (in each case of such opinions delivered to Parent, for informational purposes only).

Section 3.22 Brokers. Except for fees payable to each of PJ Solomon Securities, LLC and Houlihan Lokey Capital, Inc. pursuant to engagement letters, true, correct and complete copies of which has been provided to Parent prior to the date of this Agreement, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Suppliers. Section 3.23 of the Company Disclosure Letter lists each of the top five (5) suppliers of the Company and its Subsidiaries based on the aggregate of the amounts paid to such supplier for trailing full twelve months preceding the date of this Agreement and the top five (5) suppliers of the Company and its Subsidiaries based on the aggregate amount of purchases made from such suppliers during such period of time. Except as set forth on Section 3.23 of the Company Disclosure Letter, as of the date of this Agreement, no supplier listed on Section 3.23 of the Company Disclosure Letter (i) has stopped or materially decreased supplying materials, products or services to the Company and its Subsidiaries, or (ii) to the Knowledge of the Company, has threatened to stop or materially decrease supplying materials, products or services to the Company and its Subsidiaries.

Section 3.24 Disclosure Documents. The information supplied by the Company for inclusion in the Proxy Statement and the Parent Shareholder Circular will not, at the time the Proxy Statement or Parent Shareholder Circular, respectively, and any amendments or supplements thereto is first mailed to the Company Shareholders or Parent Shareholders, respectively, and at the time of the Company Shareholder Approval or Parent Shareholder Approval, respectively contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.25 Limitations on Warranties. The Company acknowledges and agrees that Parent and Merger Sub each hereby disclaims, and that the Company has not relied upon, any representations, warranties or statements, whether express or implied, made by Parent, Merger Sub or any of their respective directors, officers, members, employees, Affiliates, agents, advisors or other Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Notwithstanding the foregoing, this Section 3.25 shall not limit the Company’s remedies in the case of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power. Parent is a company duly organized, and validly existing and in good standing under the laws of England and Wales. Merger Sub is duly organized, validly existing and in good standing under the laws of Indiana.

Section 4.2 Merger Sub. Merger Sub is a direct or indirect wholly owned Subsidiary of Parent.

Section 4.3 Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other Transactions, subject to, in the case of the consummation of the Merger, the Parent Shareholder Approval. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent, the Parent Shareholders, Merger Sub or its shareholders are necessary to authorize the execution and delivery by Parent or Merger Sub, as applicable, of this Agreement or the consummation by Parent or Merger Sub, as applicable, of the Merger or any of the other Transactions, other than, as of the date of this Agreement, (i) the passing by the members of Parent of an ordinary resolution approving the Merger on the terms of this Agreement (the “Parent Shareholder Approval”) and (ii) the filing of the Articles of Merger with the Secretary of State of Indiana. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company and subject to, in the case of the consummation of the Merger, the Parent Shareholder Approval, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of Parent has unanimously, by resolutions duly adopted (i) determined that this Agreement, the Merger and the other Transactions promote the success of Parent for the benefit of its members as a whole, having regard to the factors set out in section 172(1) of the Companies Act, (ii) approved this Agreement, the Merger and the other Transactions, and (iii) subject to the terms hereof, recommended to the Parent Shareholders that they pass an ordinary resolution at the Parent Shareholders’ Meeting conferring Parent Shareholder Approval.

(c) The Parent Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of Parent necessary for Parent to close this Agreement and to consummate the Merger and the other Transactions. The only approval of the members of Parent needed to obtain the Parent Shareholder Approval is the affirmative vote of members representing a simple majority of the total voting rights of members who, being entitled to vote, do so in person or by proxy at the Parent Shareholder Meeting. Pentland is, as of the date of this Agreement, the sole record, legal and beneficial owner of shares of Parent representing at least a simple majority of the total voting rights of Parent’s members.

(d) The Board of Directors of Merger Sub has unanimously, by resolutions duly adopted (i) determined that this Agreement, the Merger and the other Transactions are advisable and are fair to and in the best interests of Merger Sub and its shareholders, (ii) adopted this Agreement, the Merger and the other Transactions, and (iii) recommended to Merger Sub’s shareholders that they approve this Agreement, the Merger and the other Transactions. Genesis Holdings, Inc., as sole shareholder of Merger Sub, has duly approved this Agreement.

Section 4.4 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or the London Stock Exchange other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) compliance with, and announcements and filings under, the FSMA, the UK Listing Rules, the UK DTR and MAR and such other clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or UK, European Union or other foreign securities Laws or the applicable requirements of the London Stock Exchange or the UKLA and (iv) the filing of the Articles of Merger with the Secretary of State of Indiana.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other

Transactions do not and will not (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any respect, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, or (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, except, with respect to clauses (ii) or (iii), for such conflicts, violations, triggering of payments, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.5 Ownership of Company Common Shares. Other than as a result of this Agreement and the Support Agreements, neither Parent nor Merger Sub nor any of their controlled Affiliates is, nor at any time during the last five (5) years has been, an “interested shareholder” of the Company as defined in IBCL 23-1-43-10.

Section 4.6 Brokers. No Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries that would result in any liability for the Company or any of its Subsidiaries if the Closing does not occur.

Section 4.7 Sufficiency of Funds. The financial resources of Parent (including cash on hand and access to financing available to Parent on the Closing Date), will, in the aggregate, be sufficient for the satisfaction of Parent’s obligations pursuant to ARTICLE II and the payment of all fees and expenses reasonably expected to be incurred by Parent in connection herewith.

Section 4.8 Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement and the Parent Shareholder Circular will not, at the time the Proxy Statement or the Parent Shareholder Circular, respectively, and any amendments or supplements thereto is first mailed to the Company Shareholders or the Parent Shareholders, respectively, and at the time of the Company Shareholder Approval or Parent Shareholder Approval, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Limitations on Warranties.

(a) Parent and Merger Sub acknowledge and agree that the Company hereby disclaims, and that Parent and Merger Sub have not relied upon, any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, shareholders, employees, Affiliates, agents, advisors or other

Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Notwithstanding the foregoing, this Section 4.9 shall not limit Parent’s or Merger Sub’s remedies in the case of Fraud.

(b) Each of Parent and Merger Sub also acknowledges and agrees that, except as otherwise provided in this Agreement, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, future operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE V

COVENANTS

Section 5.1 Operating Covenants of the Company. From the date of this Agreement until the Effective Time, except (x) as expressly required by or pursuant to (A) this Agreement or (B) any Law or Governmental Permit, or (y) with Parent’s prior written consent, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use Reasonable Best Efforts (which shall for purposes of this Section 5.1 include incurring or causing the incurrence of expenses or payment obligations consistent with the Company’s (or any of its Subsidiaries’, as applicable) ordinary course and past practice) to preserve intact its business organization and goodwill and satisfactory relationships with Governmental Authorities, material suppliers, landlords, lessors, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (1) as expressly required by or pursuant to (A) this Agreement or (B) any Law or Governmental Permit or (2) with Parent’s prior written consent:

(a) Governing Documents. The Company shall not amend or propose to amend the Company Articles or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents.

(b) Issuance of Securities. The Company shall not, and shall cause each of its Subsidiaries not to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class or series of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for, or any options, warrants, stock appreciation rights, Company SAR, Company RSU, “phantom stock” or other rights of any kind to acquire, any shares of (or any securities convertible into or exchangeable or exercisable for) any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Shares issuable pursuant to Company Equity Awards issued under the Company Incentive Plan and outstanding as of the date of this Agreement and which are disclosed on Section 3.2(c) of the Company Disclosure Letter or in connection with the Rights Agreement to the extent permitted by Section 5.6, (B) enter into any amendment of any term of any of its outstanding securities, (C) except as otherwise provided by Section 2.8(c), commence any offering or otherwise issue or grant any awards under the ESPP or (D) accelerate or waive any restrictions pertaining to the vesting of any options, warrants or other rights of any kind (including the Company Equity Awards) to acquire any shares of capital stock to the extent that such acceleration of vesting or waiver of restrictions does not occur automatically under the terms of the Company Incentive Plan (as in effect on the date of this Agreement) or as required by Section 2.8.

(c) Dispositions. Except as set forth on Section 5.1(c) of the Company Disclosure Letter or in the ordinary course of business consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, (A) in any transaction or series of related transactions, sell, pledge, dispose of (including by means of allowing to lapse or failing to pay applicable maintenance, renewal, registration fees or other dues), transfer, lease, license, abandon, or create or incur any Encumbrance (other than a Permitted Encumbrance) upon, or authorize the sale, pledge, disposition, transfer, lease, license, abandoning, or creation or incurrence of any Encumbrance (other than a Permitted Encumbrance) upon, any property or assets of the Company or any of its Subsidiaries (including any Company Intellectual Property) which have a net book value in the aggregate (or for aggregate consideration, including assumption of Indebtedness) in excess of $350,000 to any Person or Persons (other than to the Company or a Subsidiary of the Company), except (x) for property or assets which are no longer used in the operation of the business of the Company or its Subsidiaries or (y) sales of merchandise inventory in the ordinary course of business consistent with past practice, or (B) cancel, release or assign any Indebtedness owed to the Company or any of its Subsidiaries.

(d) Acquisitions; Dissolutions. Except as set forth on Section 5.1(d) of the Company Disclosure Letter (with respect to the following clause (A)), the Company shall not, and shall cause each of its Subsidiaries not to, (A) in any transaction or series of related transactions, acquire or agree to acquire, by merger, consolidation or otherwise, or otherwise purchase an equity interest in or assets of, any corporation, partnership, association or other business organization or division thereof having assets or businesses with an aggregate fair market value (or for aggregate consideration, including assumption of Indebtedness) in excess of $500,000, except for purchases of merchandise inventory, supplies and other assets in the ordinary course of business consistent with past practice, or (B) merge or consolidate with any other Person, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of or relating to the Company or any of its Subsidiaries (other than the Merger), or commence or file any petition seeking liquidation, protection or other relief under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar Law or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official.

(e) Dividends; Changes in Capital Stock. The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit (and shall cause each of its Subsidiaries not to propose or commit) to, (A) declare, set aside, make or pay any dividend, as applicable, other than the Ordinary Dividends, or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or to another Subsidiary of the Company), (B) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards issued under the Company Incentive Plan and outstanding as of the date of this Agreement and which are disclosed on Section 3.2(c) of the Company Disclosure Letter).

(f) Investments; Indebtedness. Except as set forth on Section 5.1(f) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a Subsidiary of the Company to or in another Subsidiary of the Company, (B) incur, assume or otherwise become directly or indirectly liable for, or modify any Indebtedness (including the issuance of any debt securities), except for borrowings under the Company Credit Agreement as in effect on the date of this Agreement in an amount not to exceed $3,000,000 in the aggregate, or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the Indebtedness or other Liabilities of another Person (other than a guaranty by the Company or any of its Subsidiaries solely on behalf of the Company or any of its Subsidiaries).

(g) Material Contracts. Except as set forth on Section 5.1(g) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) enter into, renew or extend any Company Contract that is either (x) a Company Material Contract or, if entered into prior to the date of this Agreement, would have been a Company Material Contract or (y) a Real Property Lease; or

(ii) amend, cancel or terminate, or waive, release, assign or create or incur any Encumbrance (other than a Permitted Encumbrance) upon any rights under, any (A) Company Contract that is either (x) a Company Material Contract or, if entered into prior to the date of this Agreement, would have been a Company Material Contract or (y) a Real Property Lease, (B) Contract to the extent such action adds, modifies or otherwise affects any rights of exclusivity granted by the Company or any of its Subsidiaries to any Person (other than to the Company or any of its Subsidiaries), or (C) Company Contract to the extent such action adds, adversely modifies or otherwise adversely affects a “change of control” or similar provision that would be triggered by the Merger or any of the other Transactions.

(h) Benefits Changes. Except as set forth on Section 5.1(h) of the Company Disclosure Letter or as required by any Company Plan listed on Section 3.15(a) of the Company Disclosure Letter (as such plan is in effect on the date of this Agreement), the Company shall not, and shall cause each of its Subsidiaries not to, (A) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider or increase the compensation expense of the Company and its Subsidiaries taken as a whole, except for annual merit-based base pay increases to employees of the Company and its Subsidiaries who are non-executive officers in the ordinary course of business consistent with past practice and that do not exceed five percent (5%) in the aggregate, (B) grant, provide or increase any bonus, severance, change of control or retention payments or benefits to any director, officer, employee, consultant or other service provider, or grant, issue, or modify any equity or equity-based awards that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries, (C) establish, adopt or enter into any new collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (D) amend any Company Plan, or amend the Company Incentive Plan, except as may be required to comply with applicable Laws, (E) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider, (F) hire any employee or officer with an annual base salary in excess of $150,000, or terminate any employee or, without prior consultation with Parent, officer of the Company or any of its Subsidiaries other than for “just cause” (as determined in the ordinary course of business consistent with past practice), or (G) without prior consultation with Parent, renew or enter into any modifications of any collective bargaining agreement or other labor agreement or implement or announce any material reduction in labor force or mass lay-offs.

(i) Accounting Matters. The Company shall not change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(j) Tax Matters. Except as set forth on Section 5.1(j) of the Company Disclosure Letter or as required by applicable Law, upon the prior written consent of Parent (which shall not be unreasonably withheld), the Company shall not, and shall cause each of its Subsidiaries not to, (A) make or change any Tax election, (B) file any amended Tax Return or take any position on any Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (C) settle or compromise any Tax Liability with any Tax Authority, (D) surrender any right to claim a refund of Taxes, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) relating to Taxes, (G) change any annual Tax accounting period, (H) change any period of Tax accounting or method of Tax accounting or (I) settle or compromise any Tax audit or other proceeding.

(k) Capital Expenditures. The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than (A) the capital expenditures set forth on Section 5.1(k) of the Company Disclosure Letter, (B) any capital expenditure not set forth on Section 5.1(k) of the Company Disclosure Letter that is related to operational emergencies, equipment failures or outages and (C) capital expenditures not in excess of $750,000 in the aggregate.

(l) New Subsidiaries/Joint Ventures/Lines of Business. The Company shall not, and shall cause each of its Subsidiaries not to, establish any new Subsidiary or joint venture or enter into any new line of business or division thereof.

(m) Settlements. The Company shall not, and shall cause each of its Subsidiaries not to, settle, release, waive, compromise or fail to defend (A) any Action brought (or threatened to be brought) by any Governmental Authority, (B) any Action brought (or threatened to be brought) by any current, former or purported holder of any capital stock of the Company concerning this Agreement, the Merger or any of the other Transactions, or (C) any other Action brought (or threatened to be brought) against the Company or any of its Subsidiaries, other than in the case of this clause (C) settlements or compromises (i) pursuant to which the amounts paid or payable (or other Liabilities incurred) by the Company or any of its Subsidiaries in settlement or compromise do not exceed $350,000 in the aggregate (net of insurance proceeds actually received by the Company), (ii) that do not create Liabilities that would impose any restrictions on the business of the Company or any of its Subsidiaries and (iii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries.

(n) Engagement Letter. The Company shall not amend the engagement letters with PJ Solomon Securities, LLC and Houlihan Lokey Capital, Inc. referred to in Section 3.22 or engage, and shall cause each of its Subsidiaries not to engage, any other investment bankers, finders or brokers in connection with the Merger or any of the other Transactions.

(o) General. The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 No Solicitation.

(a) Alternative Transaction Proposal. The Company shall, and shall cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal or any proposal that would reasonably be expected to lead to an Alternative Transaction Proposal, and shall enforce, and, except as otherwise prohibited by applicable Law, shall not waive or amend (if applicable) any provisions of, any Anti-Takeover Law or confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal or proposal that would reasonably be expected to lead to an Alternative Transaction Proposal. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. Except with the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, propose or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal by any Person or group of Persons, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or group of Persons any non-public information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal, or (iii) take any action referred to in Section 5.2(d), except as expressly provided in this Section 5.2 or in Section 7.1(c)(i). Any breach by any director, officer, employee or Representative of the Company or any of its Subsidiaries of this Section 5.2(a) shall be deemed a breach hereof by the Company.

(b) Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.2(a) or in any other provision of this Agreement, in the event that the Company receives, after the execution and delivery of this Agreement and prior to obtaining the Company Shareholder Approval, a bona fide written Alternative Transaction Proposal which did not result from a breach of this Section 5.2 (other than, individually or in the aggregate, insignificant breaches) and which the Board of Directors of the Company determines (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Proposal, the Company may then take the following actions:

(i) Furnish any nonpublic information with respect to the Company and its Subsidiaries to the Person or group of Persons (and their respective advisors and other representatives) making such Alternative Transaction Proposal; and

(ii) Engage in discussions or negotiations with such Person or group of Persons (and their respective advisors and other representatives) with respect to such Alternative Transaction Proposal;

provided, that prior to taking any action referred to in clause (i) or (ii) above, the Company (x) receives from such Person or group of Persons an executed confidentiality agreement containing confidentiality terms at least as restrictive to such Person or group of Persons (and their respective advisors and other representatives) as the terms contained in the Confidentiality and Non-Disclosure Agreement, dated as of July 27, 2017, between the Company and Parent, as amended by the Exclusivity Agreement, dated as of October 30, 2017, between the Company and Parent and the First Amendment to the Confidentiality and Non-Disclosure Agreement, dated November 29, 2017 (the “Confidentiality Agreement”), and (y) gives notice to Parent in accordance with Section 5.2(c). Any breach by any director, officer, employee or Representative of the Company or any of its Subsidiaries of this Section 5.2(b) shall be deemed a breach hereof by the Company if the Company does not (i) give prompt notice of any such breach to Parent after the Company obtains Knowledge of such breach and (ii) take such action reasonably requested by Parent to seek to cure such breach within three (3) Business Days of the date on which the Company receives such request from Parent; provided, that, if Parent reasonably determines in good faith that such breach is not curable, then such breach shall be deemed a breach by the Company, regardless of whether the Company has taken any action to seek to cure such breach.

(c) Notification to Parent. In addition to the other obligations of the Company set forth in this Section 5.2, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal, or any inquiry or request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Transaction Proposal, the Company shall provide Parent with written notice of such Alternative Transaction Proposal, inquiry or request. The Company’s notice shall include a written summary of the material terms and conditions of such Alternative Transaction Proposal, inquiry or request (including, in the case of any written Alternative Transaction Proposal, inquiry or request, a true, correct and complete copy thereof, including copies of any written proposed agreements) and the identity of the Person or group of Persons making such Alternative Transaction Proposal, inquiry or request. In addition, the Company shall provide Parent as promptly as practicable (and in any event within twenty-four (24) hours) with (i) all information as is necessary to keep Parent reasonably informed of all material oral or written communications regarding, and the status of, any such Alternative Transaction Proposal (including any amendments thereto), inquiries or requests, including any changes in the Company’s intentions as previously notified (including by providing copies of any additional materials relating thereto) and (ii) all material non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Transaction Proposal (or any of their advisors or other representatives) which was not previously made available to Parent and Merger Sub. It is understood and agreed that the Company’s obligations under this Section 5.2(c) shall be limited by the information available to the Company in respect of such Alternative Transaction Proposal.

(d) No Change of Recommendation; Other Prohibitions. The Board of Directors of the Company shall not, directly or indirectly, (i)(A) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose or resolve to withdraw or qualify (or amend or modify in a manner adverse to Parent), the adoption, recommendation or declaration of advisability by the Board of Directors of the Company of this Agreement, the Merger or any of the other Transactions, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal, (C) fail to publicly reaffirm its approval or recommendation of the Merger or this Agreement within ten (10) Business Days after Parent so requests in writing if an Alternative Transaction Proposal or any modification thereto shall have been made public or sent or given to the Company Shareholders (or any Person or group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Transaction Proposal), or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Transaction Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Transaction Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to approve or recommend, or cause or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or relating to, any Alternative Transaction Proposal (other than a confidentiality agreement to the extent permitted by, and in accordance with, the proviso at the end of Section 5.2(b)) or (B) requiring it (or that would by its terms require it) to abandon, terminate or fail to consummate this Agreement, the Merger or any of the other Transactions.

(e) Exceptions. Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Shareholder Approval (and, for the avoidance of doubt, at no time after obtaining the Company Shareholder Approval), solely in response to a Superior Proposal that is made and is not withdrawn (and that continues to be a Superior Proposal), the Board of Directors of the Company may make a Company Adverse Recommendation Change or may authorize the Company to terminate this Agreement pursuant to Section 7.1(c)(i) in order to enter into a definitive written agreement with respect to such Superior Proposal (a “Superior Proposal Agreement”) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation) that, in light of such Superior Proposal, the failure to effect a Company Adverse Recommendation Change or to terminate this Agreement and enter into a Superior Proposal Agreement with respect to such Superior Proposal would be a breach of its fiduciary duties under applicable Law; provided, that all of the following conditions are met:

(i) Prior to making any such Company Adverse Recommendation Change or terminating this Agreement, (w) the Company shall give Parent written notice of the action(s) proposed to be taken by the Board of Directors of the Company, which notice shall describe in reasonable detail the reasons for such Company Adverse Recommendation Change or termination, and (in the case of a Superior Proposal) shall also identify the Person or group of Persons making such Superior Proposal and attach the latest draft of the proposed Superior Proposal Agreement and all other related documents, (x) during the three (3) Business Day period following its receipt of such notice (it being understood and agreed that, for the purpose of this clause (x), “business day” means a full day of normal business hours in Greenwich Mean Time), Parent shall have the right to make a bona fide offer (a “Parent Offer”) to the Company in response to the action(s) proposed to be taken by the Board of Directors of the Company, and the Company shall, and shall cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) such adjustments proposed by Parent to the terms and conditions of this Agreement so that the Merger may be effected, (y) if Parent makes a Parent Offer within such three (3) Business Day (it being understood and agreed that, for the purpose of this clause (y), “business day” means a full day of normal business hours in Greenwich Mean Time), the Board of Directors of the Company shall consider such Parent Offer in good faith and, if the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside counsel and an independent financial advisor of nationally recognized reputation) that such Parent Offer would render the failure by the Board of Directors of the Company to make such Company Adverse Recommendation Change no longer a breach of its fiduciary duties under applicable Law or (in the case of a Superior Proposal) would render such Superior Proposal no longer a Superior Proposal (taking into account, to the extent the Board of Directors of the Company deems relevant, all legal, financial, regulatory, financing, conditionality, timing and other aspects of such Parent Offer, including the Person or group of Persons (as defined in Section 13(d) of the Exchange Act) making the Superior Proposal, the anticipated prospects of completion, any termination fee and expense reimbursement provisions, any shareholder litigation in connection with the Merger or any other factor set forth in the IBCL), the Company shall agree in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such Parent Offer and the Company’s notice of the proposed Company Adverse Recommendation Change or the termination of this Agreement shall be deemed to be rescinded and of no further force and effect, and (z) in the event of any material revisions to any Superior Proposal (including any change in purchase price), the Company shall deliver a new written notice to Parent and comply with the other requirements of this clause (i) with respect to such revised Superior Proposal (and Parent shall have the right to submit a new or revised Parent Offer with respect thereto); provided, that, in any such case, all references above in this clause (i) to three (3) Business Days shall instead be deemed to be two (2) Business Days (it being understood and agreed that, for the purpose of this proviso, “business day” means a full day of normal business hours in Greenwich Mean Time);

(ii) The Company shall have complied with Section 5.2 in all respects (other than, individually or in the aggregate, insignificant breaches); and

(iii) Prior to or simultaneous with any termination of this Agreement under Section 7.1(c)(i), the Company shall have paid the Company Termination Fee to Parent.

(f) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, however, that any action taken or disclosure made under this Section 5.2(f) shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.2(f) includes or has the substantive effect of a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement. A “stop, look and listen” communication, in and of itself, or a factually accurate public statement that describes the Company’s receipt of an Alternative Transaction Proposal and the operation of this Agreement with respect thereto shall be deemed not a Company Adverse Recommendation Change.

(g) Exception for Intervening Events. Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Company Shareholder Approval, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that (i) an Intervening Event has occurred and (ii) the failure to take such action would be a violation of its fiduciary duties, the Board of Directors may, within five (5) Business Days after the Intervening Event became known to the Company’s Board of Directors and solely in response to such Intervening Event, make a Company Adverse Recommendation Change.

Section 5.3 Preparation of Proxy Statement; Company Shareholders’ Meeting; Preparation of Parent Shareholder Circular; Parent Shareholders’ Meeting.

(a) Proxy Statement.

(i) As promptly as practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall use Reasonable Best Efforts to prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating solely to this Agreement, the Merger and the other Transactions (it being understood a “golden parachute” proposal and procedural proposal are among the matters related to the Transactions). The Company shall cause the Proxy Statement to comply in all material respects with the rules and regulations promulgated by the SEC. Parent shall furnish all information concerning Parent and Merger Sub as may reasonably be requested by the Company in connection with such actions and the preparation of the Proxy Statement (and shall be entitled to update or supplement any information provided by it for use in the Proxy Statement which shall have become false or misleading). The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to each filing of any version thereof with the SEC (including, for the avoidance of doubt, any preliminary version thereof), shall incorporate all comments reasonably proposed by Parent, Merger Sub and their counsel, and shall not file any version thereof with the SEC without the prior written consent of Parent, Merger Sub or their counsel (such consent not to be unreasonably withheld). The Company shall cause the Proxy Statement to be mailed to all Company Shareholders at the earliest practicable date, and in any event within five (5) Business Days, following the clearance of the Proxy Statement by the SEC.

(ii) All filings by the Company with the SEC in connection with the Merger and the other Transactions, and all mailings by the Company to the Company Shareholders (in addition to the Proxy Statement) in connection with the Merger and the other Transactions, shall be subject to the same review and comment procedures as set forth in subparagraph (a)(i) above with respect to the Proxy Statement.

(iii) The Company shall (A) promptly notify Parent of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications from or with the SEC relating to the Proxy Statement, the Merger or any of the other Transactions and (2) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (B) supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Merger or any of the other Transactions. The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on (i) any written response to such comments, requests or other communications from the SEC or its staff and (ii) any proposed amendments or supplements to the Proxy Statement (whether in response to such comments, requests or communications from the SEC or its staff, or otherwise), shall incorporate all comments reasonably proposed by Parent, Merger Sub and their counsel with respect thereto and shall not file any version of any such written response or proposed amendment of supplement without the prior written consent of Parent, Merger Sub or their counsel (such consent not to be unreasonably withheld).

(iv) Each of Parent and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement and the Parent Shareholder Circular will, at the date the Proxy Statement or the Parent Shareholder Circular, respectively, is first mailed to the Company Shareholders or the Parent Shareholders, respectively, and at the time of the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v) If at any time prior to the approval of this Agreement by the Company Shareholders, any information relating to the Company or any of its Affiliates, directors or officers is discovered by the Company, or any information relating to Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by Parent, and such information is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and (subject to the comment and review procedures set forth in subparagraph (iii) above) an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by Law, disseminated to the Company Shareholders.

(b) The Company shall duly give notice of, convene and hold a special meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) as promptly as practicable following (and, with respect to the giving of notice, in any event, within five (5) Business Days after) the date of the clearance of the Proxy Statement by the SEC, for the purpose of seeking the Company Shareholder Approval, regardless of whether the Board of Directors of the Company (x) determines at any time that this Agreement, the Merger or the other Transactions are no longer advisable, (y) recommends that the Company Shareholders reject this Agreement, the Merger or the other Transactions or (z) any Company Adverse Recommendation Change occurs; provided, however, that the Company may adjourn or postpone the Company Shareholders’ Meeting, after consultation with Parent and its counsel, only (i) to the extent necessary to ensure that any necessary supplement or amendment (as determined by the Company in good faith after consultation with its outside counsel) is provided to the Company Shareholders in advance of a vote on the approval of this Agreement or (ii) if, as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting and, in any such case (clause (i) or (ii)), only for a minimum period of time reasonable under such circumstance. The Company shall, except to the extent that its Board of Directors is expressly permitted to make a Company Adverse Recommendation Change pursuant to (and in compliance with) Section 5.2(e) (which shall not, in any event, affect the Company’s obligation to hold the Company Shareholders’ Meeting at which this Agreement shall be submitted to the Company

Shareholders for approval as aforesaid), (i) recommend to the Company Shareholders the approval of this Agreement and include in the Proxy Statement such recommendation and (ii) use its Reasonable Best Efforts to solicit such approval and obtain the Company Shareholder Approval. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited, in compliance with applicable Law, the rules of NASDAQ and the Company Articles and the Company Bylaws. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.3(b) (including its obligation to hold the Company Shareholders’ Meeting at which this Agreement shall be submitted to the Company Shareholders for approval as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal unless this Agreement has been terminated in accordance with Section 7.1(c)(i).

(c) Except to the extent expressly permitted to make a Company Adverse Recommendation Change pursuant to (and in compliance with Section 5.2(e), (i) the Board of Directors of the Company shall recommend that the Company Shareholders vote in favor of the approval of this Agreement at the Company Shareholders’ Meeting and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Shareholders vote in favor of approval of this Agreement at the Company Shareholders’ Meeting.

(d) As promptly as practicable (and in any event, within fifteen (15) Business Days after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending 2018), Parent shall use Reasonable Best Efforts to prepare a copy of the Parent Shareholder Circular for submission to the UKLA. Parent shall cause the Parent Shareholder Circular to comply in all material respects with the Companies Act, the FSMA, the UK Listing Rules, the UK Prospectus Rules and all other applicable Laws. The Company shall promptly provide all such information concerning itself, its Subsidiaries, its Affiliates and its and their business, officers and directors to Parent, and promptly provide such other assistance, as may be reasonably requested by Parent or the UKLA in connection with the preparation, verification, filing and distribution of the Parent Shareholder Circular. Parent will respond promptly to, and the Company will provide reasonable assistance to Parent in responding promptly to, any comments by the UKLA in connection with the preparation, filing and distribution of the Parent Shareholder Circular, whether in connection with the aforementioned filing of the Parent Shareholder Circular or subsequent filings of it. No filing of, amendment or supplement to, the Parent Shareholder Circular will be made by Parent without providing the Company and its counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. Notwithstanding the immediately preceding sentence, Parent may amend or supplement the Parent Shareholder Circular. If at any time prior to the Parent Shareholder Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which, in the opinion of Parent, should be set forth in an amendment or supplement to the Parent Shareholder Circular so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and Parent shall prepare an appropriate amendment or supplement describing such information and cause such amendment or supplement to be promptly published in accordance with the Companies Act, the FSMA, the UK Listing Rules, the UK Prospectus Rules, all other applicable Laws and the Parent Articles and, to the extent required by them, disseminated to the Parent Shareholders.

(e) Parent shall use Reasonable Best Efforts to cause the mailing of the Parent Shareholder Circular to the Parent Shareholders (or to such of them as is required by the Parent Articles) to occur as soon as practicable following the date of this Agreement. Parent shall, as soon as practicable (and in any event, within 25 Business Days after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending 2018) duly call, give notice of, convene and hold, a general meeting of its shareholders (the “Parent Shareholders’ Meeting”) in accordance with applicable Law and the Parent Articles for the purpose of obtaining the Parent Shareholder Approval, regardless of whether the Board of Directors of Parent (x) determines at any time that this Agreement, the Merger or the other Transactions are no longer advisable, (y) recommends that Parent’s shareholders reject this Agreement, the Merger or the other Transactions or (z) makes any other adverse change to its recommendations in favor of this Agreement, the Merger or the Transactions. Parent shall use its Reasonable Best Efforts to obtain the Parent Shareholder Approval. Notwithstanding anything in this Agreement and after consultation with the Company, Parent may adjourn or postpone the Parent Shareholders’ Meeting if (and solely to the extent and for the minimum duration permitted by the Parent Articles and reasonably necessary to ensure that): (i) any supplement or amendment to the Parent Shareholder Circular required under the Companies Act, the FSMA, the UK Listing Rules, the UK Prospectus Rules and all other applicable Laws is timely provided to the Parent Shareholders within a reasonable amount of time in advance of the Parent Shareholders’ Meeting or (ii) as of the time for which the Parent Shareholders’ Meeting is originally scheduled there are insufficient shares of capital stock of Parent entitled to vote at the Parent Shareholders’ Meeting represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Shareholders’ Meeting and to obtain the Parent Shareholder Approval. Without limiting the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent may withdraw or qualify (or amend or modify in a manner adverse to the Company) or publicly propose or resolve to withdraw or qualify (or amend or modify in a manner adverse to the Company) its approval or recommendation of this Agreement, the Merger and the other Transactions, or its declaration that the Merger promotes the success of Parent for the benefit of its members as a whole, if the Board of Directors of Parent determines in good faith (after consultation with its legal counsel and an independent financial advisor of internationally recognized reputation) that the failure to effect such withdrawal, qualification, amendment or modification would be a breach of its fiduciary duties under applicable Law. Neither Parent nor its Board of Directors may take any action to rescind the Parent Shareholder Approval after it is obtained.

Section 5.4 Access to Information; Confidentiality.

(a) Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its Reasonable Best Efforts to cause its Representatives to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent in accordance with this Section 5.4, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. No investigation pursuant to this Section 5.4 or information provided, made available or delivered pursuant to this Section 5.4 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

(b) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement.

Section 5.5 Reasonable Best Efforts.

(a) Governmental and Other Third Party Approvals. Subject to the limitations set forth in Section 5.5(c), each of the parties hereto shall use (and shall cause its Subsidiaries to use) its Reasonable Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) preparing and filing as soon as practicable after the date of this Agreement all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act (which filings shall be made within ten (10) Business Days after the date of this Agreement with a request for early termination) or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (it being agreed that the Company and Parent shall equally split any filing fees and similar fees in connection therewith), (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that in connection with any such consents, approvals, notifications or waivers from third parties (excluding Governmental Authorities), (x) the parties hereto shall not be required to (and they shall not be required to cause any of their Subsidiaries to) make any payments or incur any other Liabilities (including becoming a guarantor of any Company Contract) and (y) neither the Company nor any of its Subsidiaries shall agree to make any payments or incur any other Liabilities, or make or agree to make any amendment to the terms of any applicable Company Contract, in order to obtain any such consent, approval, authorization or waiver without Parent’s prior written consent, (iii) subject to Section 5.5(c), the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, unless prohibited by Law, each of the parties hereto shall consult with the other parties with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement, the Merger and the other Transactions.

(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the Merger and the other Transactions. In that regard, each party shall without limitation use its Reasonable Best Efforts to (and unless prohibited by Law): (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other Transactions, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other and its counsel in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other Transactions, (iii) to the extent reasonably practical, or unless requested to do so by a Governmental Authority, not participate in any meeting with (A) any Governmental Authority with respect to the Merger or any of the other Transactions or (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other Transactions, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

(c) No Divestitures. In furtherance of the covenants set forth in Section 5.5(a), if any objections are asserted with respect to the Merger or any of the other Transactions under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging the Merger or any of the other Transactions or which would otherwise prohibit or materially impair or delay the consummation of the Merger or any of the other Transactions, the Company and Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the Merger and the other Transactions as soon as reasonably practicable; provided, however, (i) in no case shall the Company or Parent be obligated to become subject to, consent to or agree to (or cause or permit any of their respective Affiliates (including, in the case of Parent, the Surviving Corporation and its Subsidiaries after the Effective Time) or any other Person to become subject to, consent to or agree to), or otherwise take any action with respect to (or cause or permit any of their respective Affiliates (including, in the case of Parent, the Surviving Corporation and its Subsidiaries after the Effective Time) or any other Person to take any action with respect to), any requirement, condition, understanding, agreement or order to sell, to hold separate (through the establishment of a trust or otherwise), divest itself or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change any of its, its Affiliates’ or any other Person’s respective capital stock, assets or businesses (and, in the case of Parent, any capital stock, assets or businesses of the Surviving Corporation or any of its Subsidiaries after the Effective Time) or the exercise of any voting rights regarding its, its Affiliates’ or any other Person’s capital stock (and, in the case of Parent, any capital stock of the Surviving Corporation or any of its Subsidiaries after the Effective Time) in any manner, or otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices and (ii) in no case shall Parent be obligated to take or cause to be taken any action contemplated by clause (iii) of the first sentence of Section 5.5(a) unless it determines in its sole discretion to do so.

Section 5.6 Anti-Takeover Matters. Except with respect to a Superior Proposal to the extent the Company is in compliance with Section 5.2, the Company shall (a) take all actions necessary to apply the Rights Agreement to any “Acquiring Person” (as defined in the Rights Agreement) except (i) Parent or Merger Sub, (ii) any “Exempt Person” (as defined in the Rights Agreement), (iii) any Person that the Board of Directors of the Company concludes to have inadvertently become an “Acquiring Person” (as defined in the Rights Agreement) (provided, that, before making such a conclusion, the Board of Directors of the Company shall have consulted with Parent and considered in good faith Parent’s views) or (iv) any other Person that, under the terms of Section 1(a) of the Rights Agreement, is not, or is not being treated as, an “Acquiring Person” (as defined in the Rights Agreement), including any bona fide swaps dealer who purchased Company Common Shares in the ordinary course of its business, (b) take all actions necessary to ensure that no Anti-Takeover Law or the restrictions on “business combinations” as set forth in IBCL 23-1-43-1 to 23-1-43-23 or any similar Law is or becomes applicable to this Agreement or any of the Transactions, and (c) if any Anti-Takeover Law or the restrictions on “business combinations” as set forth in IBCL 23-1-43-1 to 23-1-43-23 or any similar Law becomes applicable to this Agreement, the Support Agreements, the Merger or any of the other Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger, the other Transactions, or the Surviving Corporation (including with respect to any potential limitations on Parent’s exercise of voting rights of the Surviving Corporation under any Anti-Takeover Law or similar Law). Without Parent’s prior written consent, the Company shall not (i) redeem, or cause the termination of, the Rights Agreement other than in accordance with Section 3.19 or (ii) take any action to exempt any Person other than Parent or Merger Sub or any action by such Person from, or make such Person or such action not subject to, any Anti-Takeover Law or the restrictions on “business combinations” as set forth in IBCL 23-1-43-1 to 23-1-43-23 or any similar Law; provided that Company may take action to exempt a party to a Superior Proposal under IBCL 23-1-43 immediately prior to termination of this Agreement to enter into a Superior Proposal Agreement if and only if payment of the Company Termination Fee required under Section 7.1(c)(1) has been wired in accordance with the Payment Procedures set forth in Section 7.3(c)(1) and a Federal Reference Number from the Fedwire system has been received by Parent and Merger Sub with respect to such payment.

Section 5.7 Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), the Surviving Corporation and its Subsidiaries shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries with respect to indemnification and advancement of expenses under the Company Articles or Company Bylaws (or the comparable organizational documents of the Company’s Subsidiaries) or the indemnification agreements set forth on Section 5.7(a) of the Company Disclosure Letter, in each case, in effect as of the date of this Agreement for the benefit of any of its current or former directors and officers (and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) with respect to acts or omissions occurring prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), the articles of incorporation, certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the articles of incorporation, certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and its Subsidiaries as of the date of this Agreement, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) Insurance. For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), the Surviving Corporation shall maintain in effect the current policies (whether through purchase of a “tail end” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person covered by the D&O Insurance immediately prior to the Effective Time (a true, correct and complete copy of which has been heretofore made available to Parent prior to the date of this Agreement), on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, that the Surviving Corporation may substitute therefor policies of substantially similar or greater coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 200% of the per annum premium rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies, then the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to 200% of such rate.

(c) Successors. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person (other than a

Subsidiary of Parent) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person (other than a Subsidiary of Parent), then, in each case, Parent shall cause the Surviving Corporation to take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

(d) Enforceability. Each Person who is an Indemnified Party is intended to be a third party beneficiary of this Section 5.7 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties under this Section 5.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Company Articles or Company Bylaws (or the comparable organizational documents of the Company’s Subsidiaries) as in effect as of the date of this Agreement, the indemnification agreements set forth on Section 5.7(a) of the Company Disclosure Letter or applicable Law (whether at law or in equity).

Section 5.8 Public Announcements. Without limitation to Section 5.3 (which shall govern the Proxy Statement and the Parent Shareholder Circular), the Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use Reasonable Best Efforts to agree on, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with NASDAQ or the London Stock Exchange, as applicable, if it has used Reasonable Best Efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that (except as required pursuant to Section 5.2) no such consultation shall be required pursuant to this Section 5.8 to make any disclosure expressly permitted by Section 5.2(e). The parties hereto agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be in the form agreed to by the parties.

Section 5.9 Delisting. Prior to the Closing, the Company agrees to cooperate with Parent in a commercially reasonable manner with respect to the delisting of the Company Common Shares from NASDAQ and the termination of the Company’s registration under the Exchange Act after the Effective Time.

Section 5.10 Continuing Employee Benefits.

(a) For a period of not less than twelve (12) months following the Closing Date, the employees of the Company and its Subsidiaries (the “Company Employees”) shall receive employee benefits and compensation (excluding any equity-based compensation, any cash or non-cash bonus or incentive compensation, any defined benefit pension benefits, and post-retirement health, medical or life insurance benefits) that, in the aggregate, are substantially comparable to the employee benefits and compensation provided by or on behalf of the Company to the Company Employees immediately prior to the date of this Agreement; provided, that nothing contained in this Section 5.10 shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) to continue or adopt any specific plans or to continue the employment of any specific Person. In addition, following the Closing Date Parent and Surviving Corporation shall honor the incentive compensation arrangements described in Section 5.1(h) of the Company Disclosure Letter (if implemented by the Company prior to the Closing) in accordance with their terms through September 1, 2018.

(b) Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date that is twelve (12) months after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice in effect immediately prior to the date of this Agreement as set forth on Section 5.10(b) of the Company Disclosure Letter.

(c) To the extent permissible and practicable under existing employee benefit plans of Parent and otherwise commercially reasonable, Parent shall recognize the service of Company Employees with the Company or its Subsidiaries (or their respective Affiliates) prior to the Closing Date as service with Parent or its Subsidiaries in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by Parent and its Subsidiaries which is made available following the Closing Date by Parent and its Subsidiaries for purposes of any waiting period, vesting and eligibility and, solely for purposes of severance, vacation, sick leave, and holiday policies, benefit entitlement (and for the avoidance of doubt, service shall not be recognized for purposes of benefit accruals under any defined benefit plan); provided, however that (i) the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service; provided, further, however, that such recognition of service shall not apply for purposes of any benefit plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any vacation, sick leave, and holiday plan, program policy, agreement or arrangement, the necessary data in a format acceptable to Parent is received by Parent within thirty (30) days prior to the Closing Date.

(d) To the extent permissible and practicable under existing employee benefit plans of Parent, Parent shall cause the Surviving Corporation to use Reasonable Best Efforts to (i) waive, or to cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Subsidiaries to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to the Closing, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date, provided that the necessary data in a format acceptable to Parent is received by Parent within thirty (30) days prior to the Closing Date.

(e) If requested by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall take all actions reasonably necessary, including causing the adoption of resolutions of the Board of Directors of the Company, to terminate the Company 401(k)

Plan and to cause each Company Employee to become 100% vested in such Company Employee’s accounts under the Company 401(k) Plan, effective as of no later than the day immediately prior to the Closing Date (the “Company 401(k) Plan Termination Date”). If the Company is required to terminate the Company 401(k) Plan, then the Company shall provide Parent prior to the Company 401(k) Plan Termination Date written evidence that such resolutions to terminate the Company 401(k) Plan have been adopted by the Board of Directors of the Company (the form and substance of which shall be subject to the reasonable approval of Parent).

(f) At or immediately prior to the Closing Date, the Company shall deliver to Parent revised, accurate, complete and final 280G calculations as of such date with respect to any disqualified individuals in connection with the Transactions.

(g) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date. In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. The parties acknowledge and agree that all provisions contained in this Section 5.10 with respect to the Company Employees are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation or any of their respective Affiliates.

Section 5.11 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which would reasonably be expected to cause any representation or warranty of the notifying party to be untrue or inaccurate at the Closing Date such that any of the conditions to the Closing set forth in ARTICLE VI would fail to be satisfied, and (ii) any failure by the notifying party to comply with or satisfy any covenant or other agreement to be complied with by it hereunder such that any of the conditions to the Closing set forth in ARTICLE VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

(b) The Company shall give prompt notice to Parent and (in the case of the following clause (ii)) Parent shall give prompt notice to the Company, as the case may be, of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any breach in any material respect of, or default in any material respect under, any Company Material Contract or any Real Property Lease, or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the delivery of notice by the Company to Parent, or Parent to the Company, as applicable, pursuant to this Section 5.11(b) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company, respectively.

Section 5.12 Certain Litigation. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of Parent (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder relating to this Agreement, the Merger or any of the other Transactions, and such party shall keep the other party reasonably informed regarding any such litigation. The Company shall control the defense of any such Action, provided that the Company (a) shall give Parent a reasonable opportunity to participate (at its own expense) in the defense of (or any settlement discussions with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors, (b) shall keep Parent informed as to the status thereof and (c) shall not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors without the prior written consent of Parent.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Shares resulting from the Merger or any of the other Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Parent Financing Cooperation.

(a) From and after the date of this Agreement and until the Effective Time, the Company shall use its Reasonable Best Efforts to provide, and shall cause its Subsidiaries and its and their respective Representatives to use their Reasonable Best Efforts to provide, to Parent such cooperation as may be reasonably requested by Parent with respect to the Parent Financing and the consummation thereof. Such cooperation shall include:

(i) participating in a reasonable number of meetings, lender calls, presentations, drafting sessions, road shows, due diligence sessions with prospective lenders and sessions with rating agencies in connection with the Parent Financing, including direct contact between senior management (with appropriate seniority and expertise) and Representatives (including accountants) of the Company, on the one hand, and the Financing Sources and potential lenders for the Parent Financing, on the other hand;

(ii) providing information reasonably requested by Parent for its preparation of materials for the Parent Financing such as information memoranda, marketing materials, rating agency presentations and similar documents utilized in connection with the Parent Financing;

(iii) assisting on a timely basis with the preparation by Parent and the Financing Sources of definitive agreements with respect to the Parent Financing (including review of any disclosure schedules related thereto for completeness and accuracy) and materials for rating agency presentations and syndication documents (including public and private information memoranda and lender presentations), customary business projections, pro forma financial information (provided, that Parent shall have provided the Company with any information relating to the Parent Financing that is required for such pro forma financial information), financial statements and marketing documents required or reasonably requested in connection with the Parent Financing and other customary materials to be used in connection with obtaining the Parent Financing;

(iv) using Reasonable Best Efforts to facilitate field examinations or other due diligence review by the Lenders to appraise the value of any of the Company’s or its Subsidiaries’ accounts receivables or other assets that Parent chooses to use for purposes of an asset-backed facility in connection with the Parent Financing, including by making officers, senior management and Representatives of the Company and its Subsidiaries available for such field examinations or other due diligence review;

(v) using Reasonable Best Efforts to obtain such consents, approvals, authorizations, and instruments as may be reasonably requested to permit the consummation of the Parent Financing and collateral arrangements, including payoff letters, releases, terminations with respect to existing credit facilities and related loan documents;

(vi) using Reasonable Best Efforts to facilitate the pledging of, or other granting of Encumbrances on, any of the Company’s or its Subsidiaries’ assets (including the Company’s or its Subsidiaries’ accounts receivable) as collateral for the Parent Financing; provided, that in no event shall the Company or any Affiliate of the Company be required to pay any commitment or other fee, or incur any other liability, in connection with the Parent Financing prior to the Effective Time;

(vii) executing and delivering such agreements, officer’s certificates and other instruments as are customary in financings of such type; provided, that no obligation of the Company or any of its Subsidiaries under any such agreement, certificate or other instrument shall be effective until the Effective Time;

(viii) using Reasonable Best Efforts to obtain comfort letters from accountants, consents and opinions (including legal opinions and solvency opinions) as reasonably requested by Parent; and

(ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Parent Financing.

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with its cooperation contemplated by this Section 5.14 and shall indemnify, defend and hold harmless the Company and its directors, officers, employees and Representatives from any Liabilities arising from or in connection with such cooperation. The Company consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Parent Financing in a manner customary for such financing transactions; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company and its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Agreement, (A) except to the extent necessary to authorize actions set forth in this Section 5.14, neither the Company nor any Persons who are directors of the Company prior to the Closing shall be required to pass resolutions or consents to approve or authorize the execution of the Parent Financing prior to the Closing, (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing, (C) prior to the Closing, none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee, incur any other cost or expense or provide indemnification under any agreement, in each case in connection with the Parent Financing, unless reimbursed or indemnified by Parent pursuant to Section 5.14(b), (D) no obligation set forth in this Section 5.14 shall unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries and (E) no obligation set forth in this Section 5.14 will require the Company or any of its Subsidiaries to take any action that will violate any of their Contracts or charter documents or applicable Law. Nothing contained in this Section 5.14 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Parent Financing.

(d) Notwithstanding anything herein to the contrary, the availability or consummation of any financing (including the Parent Financing) is not a condition to Closing and the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are not subject to the availability of the Parent Financing. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 6.3(b), as it applies to the Company’s obligations under this Section 5.14, shall not be satisfied if (and shall be deemed satisfied unless) Parent and Merger Sub (i) are prevented from obtaining the Parent Financing (including any Acceptable Alternative Financing) solely as a result of the Company’s or any of its Subsidiaries’ breach of any of its obligations under this Section 5.14, and (ii) Parent has used Reasonable Best Efforts to consummate the Parent Financing, including Reasonable Best Efforts to obtain Acceptable Alternative Financing if the Parent Financing (as contemplated by the Parent Financing Commitments as of the date hereof) becomes unavailable for any reason. As used herein, (x) “Acceptable Alternative Financing” means debt financing available from third party sources in a principal amount at least equal to the amount of committed financing under the Parent Financing Commitments as of the date hereof (or such lesser amount as may, together with Parent’s Equity Contribution and the Company’s and its Subsidiaries’ available cash, be sufficient to fund the payment of the sum of the aggregate Merger Consideration and the payments with respect to Company Stock Options required under Section 2.8(a)), and with such other terms and conditions taken as a whole not materially less favorable to the Parent than the terms and conditions set forth in the Parent Financing Commitments (including under any related fee letters) as of the date hereof (provided that increases in market interest rates shall not be considered materially less favorable unless they are materially adverse to the financial position of the Company and its Subsidiaries taken as a whole) and (y) “Parent’s Equity Contribution” means the amount of equity financing contemplated to be provided by Parent under the Parent Financing Commitments as of the date hereof. The provisions of this Section 5.14 (including the foregoing provisions of this Section 5.14(d) and the obligations of the Company under Section 5.14(a)) shall be applicable to any Acceptable Alternative Financing, and all references to (i) the Parent Financing in this Agreement shall be deemed to include such Acceptable Alternative Financing and (ii) the Financing Sources in this Agreement shall be deemed to include the providers of (including, without limitation, each agent and arranger for, but excluding Parent and its Affiliates) such Acceptable Alternative Financing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained and Parent Shareholders shall have passed an ordinary resolution at the Parent Shareholders’ Meeting conferring Parent Shareholder Approval.

(b) Antitrust Waiting Periods. Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated (or early termination shall have been granted).

Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub contained in Section 4.2 and Section 4.3 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii) The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), without giving effect to any Parent Material Adverse Effect or materiality qualifications contained in any such representations and warranties, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 3.1(a) and (b), 3.2 (other than inconsistencies that individually or in the aggregate have a de minimis Effect), 3.3(b), 3.4, 3.8 (clause (a) of first sentence only), 3.19, 3.21 and 3.22 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date) without giving effect to any Company Material Adverse Effect or materiality qualifications contained in any such representations and warranties, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(e) Certain Regulatory Actions. No Action (A) referred to in clause (iii) of the first sentence of Section 5.5(a) or (B) seeking to compel the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to take any action referred to in the proviso contained in Section 5.5(c), shall have been initiated by any Governmental Authority, and still be pending.

(f) Certain Orders and Injunctions. No Law, Action, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced, or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or enjoins the consummation of the Merger or any of the other Transactions, whether temporarily, preliminarily or permanently.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other Transactions) may be abandoned at any time prior to the Effective Time, by action taken by the Board of Directors of the terminating party or parties, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval (except as otherwise provided in Section 7.1(c)(i)):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before September 25, 2018 (the “Outside Date”); provided, that (A) the Company shall not have the right to terminate this Agreement pursuant to this clause (b)(i) if it has not actually convened and held the Company Shareholders’ Meeting prior to the date of such termination, (B) Parent shall not have the right to terminate this Agreement pursuant to this clause (b)(i) if it has not actually convened and held the Parent Shareholders’ Meeting prior to the date of such termination and (C) the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has materially contributed to the failure of the Effective Time to occur; or

(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger (or any of the other Transactions) and such Order or other action is, or shall have become, final and non-appealable;

(c) by the Company, if

(i) at any time prior to the receipt of the Company Shareholder Approval, in accordance with Section 5.2(e); provided, however, that the Company may terminate this Agreement pursuant to this Section 7.1(c)(i) if and only if the Company (x) has complied with Section 5.2 in all respects (other than, individually or in the aggregate, insignificant breaches of Section 5.2(c) or subclause (y) in the proviso of Section 5.2(b)), (y) has paid the Company Termination Fee prior to or simultaneous with such termination, and (z) enters into the Superior Proposal Agreement concurrently with such termination;

(ii) provided that the Company is not then in breach in any material respect of any of its obligations under this Agreement, if (A) there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement, or (B) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either case ((A) or (B)), (x) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not reasonably capable of being cured by the Outside Date or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent; or

(iii) Parent Shareholders have not passed a resolution at the Parent Shareholders’ Meeting or at any adjournment or postponement thereof at which the final vote thereon was taken conferring Parent Shareholder Approval;

(d) by Parent, if

(i) the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(ii) prior to obtaining the Company Shareholder Approval (A) the Board of Directors of the Company has effected a Company Adverse Recommendation Change or (B) there has been any breach on the part of the Company or any of its Subsidiaries in any respect of Section 5.2 (other than, individually or in the aggregate, insignificant breaches of Section 5.2(c) or subclause (y) in the proviso of Section 5.2(b)), and such breach has not been cured in accordance with the last sentence of Section 5.2(b), or in any material respect of Section 5.3; or

(iii) provided that Parent is not then in breach in any material respect of any of its obligations under this Agreement, if (A) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (B) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case ((A) or (B)), (x) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not reasonably capable of being cured by the Outside Date or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Company.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 5.4(b), this Section 7.2 and Section 7.3, as well as ARTICLE VIII, each of which shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or its failure to consummate the Merger when required in accordance with the terms and conditions of this Agreement.

Section 7.3 Payments.

(a) Company Termination Fee. The Company shall pay Parent a one-time nonrefundable fee equal to Twenty-Eight Million Dollars ($28,000,000) (the “Company Termination Fee”) less any Expense Reimbursement previously paid or payable (such that the Company shall not be required under Section 7.3(a)(iii) to pay any combination of the Company Termination Fee and any Expense Reimbursement to Parent equal to more than the Company Termination Fee) in the event that:

(i) the Company terminates this Agreement pursuant to Section 7.1(c)(i);

(ii) Parent terminates this Agreement pursuant to Section 7.1(d)(ii); or

(iii) (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i), or Parent terminates this Agreement pursuant to Section 7.1(d)(i), Section 7.1(d)(ii) or Section 7.1(d)(iii), (B) prior to such termination, any Person or group of Persons shall have made a bona fide Alternative Transaction Proposal (whether made publicly by such Person or group of Persons or as a result of any other public disclosure by any Person or group of Persons or, in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(iii), whether publicly as aforesaid or privately to the Board of Directors of the Company) and such proposal shall not have been unequivocally and, if appropriate, publicly, terminated or withdrawn prior to the termination of this Agreement referred to in this Section 7.3(a)(iii) (a “Pending Alternative Transaction Proposal”), and (C) at any time after the date of this Agreement and prior to the twelve (12) month anniversary of the termination of this Agreement, the Company enters into a definitive agreement (and subsequently consummates) or consummates, any Alternative Transaction Proposal (for purposes of this clause (iii)(C), the applicable percentages in the definition of “Alternative Transaction” as used in the definition of “Alternative Transaction Proposal” shall be fifty percent (50%) rather than fifteen percent (15%)).

(b) Expenses.

(i) In the event that (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i) and, prior to such termination, a Pending Alternative Transaction Proposal shall have been made, or (B) Parent terminates this Agreement pursuant to Section 7.1(d)(i), Section 7.1(d)(ii) or Section 7.1(d)(iii), then the Company shall pay to Parent the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside counsel and other advisors (it being agreed that the fees of Barclays Bank plc, Deloitte & Touche LLP, KPMG US LLP, Hughes Hubbard & Reed LLP, Taft Stettinius & Hollister LLP and Addleshaw Goddard LLP are reasonable) as well as all fees and expenses in respect of the Parent Financing) incurred by Parent and its Subsidiaries, on the one hand, to Persons that are not Subsidiaries of Parent, on the other hand, in connection with the Merger and the other Transactions, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, negotiation, due diligence, and financial, operating, legal and other analysis with respect to the Merger and the other Transactions, in an aggregate amount not to exceed Five Million Six Hundred Thousand Dollars ($5,600,000) (the “Expense Reimbursement”). For the avoidance of doubt, (x) the Company shall not be obligated to pay the Expense Reimbursement more than once or to pay the Expense Reimbursement after or in addition to payment of the Company Termination Fee or (y) the aggregate liability of the Company under this Section 7.3 shall not in any event exceed the amount of the Company Termination Fee plus any amounts payable pursuant to the second sentence of Section 7.3(d).

(ii) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Merger and the other Transactions.

(c) Payment Procedures. The Company shall pay the Company Termination Fee to Parent, by wire transfer of same day funds, (i) prior to or simultaneous with the time of termination in accordance with Section 7.1(c)(i), and before the Company enters into the Superior Proposal Agreement, (ii) as promptly as practicable (and in any event within two (2) Business Days) after receipt of Parent’s termination notice pursuant to Section 7.1(d)(ii), and (iii) concurrently with the consummation of the Alternative Transaction Proposal described in Section 7.3(a)(iii) (even if such consummation occurs after the end of such twelve (12) month period). The Company shall pay the Expense Reimbursement to Parent, by wire transfer of same day funds, (i) in the case of termination by the Company as set forth in Section 7.3(b)(i), contemporaneously with such termination (if Parent has previously provided to the Company the documentation referred to in Section 7.3(b)(i)) and, if such documentation has not then been provided to the Company, promptly (and in any event within two (2) Business Days) after such documentation is provided and (ii) in the case of termination by Parent as set forth in Section 7.3(b)(i), promptly (and in any event within two (2) Business Days) after Parent provides to the Company the documentation referred to in Section 7.3(b)(i). Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes from any payment made pursuant to this Section 7.3.

(d) Company Acknowledgement. The Company acknowledges and agrees that the agreements contained in this Section 7.3 are integral parts of the Merger and the other Transactions, and that without these agreements, Parent and Merger Sub would not have entered into this Agreement and that the Company’s obligations under this Section 7.3 are not subject to, or conditioned upon, any approval of this Agreement by the Company Shareholders. Accordingly, if the Company fails to pay any amount due pursuant to this Section 7.3, the Company shall pay to Parent all costs and expenses (including attorneys’ fees) incurred by Parent and its Affiliates in connection with enforcing this Section 7.3, together with interest on such amount or portion thereof at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. The parties further acknowledge that the Company Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other Transactions, which amount would otherwise be impossible to calculate with precision. The parties acknowledge that, other than in the case of Fraud or with respect to liabilities or damages arising out of a willful material breach of any provision of this Agreement, the right to receive the Company Termination Fee and/or the Expense Reimbursement in accordance with Section 7.3(a) or (b) (respectively) shall be the sole and exclusive remedy of Parent or Merger Sub if this Agreement is validly terminated pursuant to the termination provisions of Section 7.1 referenced in Section 7.3(a) or (b) (respectively); but it shall not limit or otherwise affect Parent’s right to specific performance as provided in Section 8.12.

ARTICLE VIII

GENERAL

Section 8.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of ARTICLE I and this ARTICLE VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 8.2 Notices. Subject to Section 1.2(n), all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent via electronic mail or facsimile (with confirmation of a successful transmission in the case of facsimile) at the email address or facsimile telephone number specified in this Section 8.2 prior to 5:00 p.m., local time of the receiving party, on a Business Day, (b) the first Business Day following the date of transmission, if such notice or communication is sent via electronic mail or facsimile (with confirmation of a successful transmission in the case of facsimile) at the email address or facsimile telephone number specified in this Section 8.2 (x) at or after 5:00 p.m., local time of the receiving party, on a Business Day or (y) on a day that is not a Business Day, (c) when received, if sent by a nationally recognized overnight courier (providing proof of delivery), or (d) upon actual receipt by the party to whom such notice is required or permitted to be given, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Notwithstanding the foregoing, in the case of any Parent Offer sent by email or facsimile, such Parent Offer shall be deemed given and effective in accordance with this Section 8.2 so long as the email or facsimile transmitting such Parent Offer by or on behalf of Parent is sent at or before 11:59 p.m., local time of the recipient, on the final day of the applicable three (3) or two (2) Business Day period referred to in Section 5.2(e).

If to the Company:

The Finish Line, Inc.

3308 N. Mitthoeffer Rd.

Indianapolis, IN 46235

Attention: Christopher C. Eck

Facsimile: (317) 613-6717

Email: ceck@finishline.com

with a copy to (which shall not constitute notice):

Barnes & Thornburg, LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attention: Joshua P. Hollingsworth

Facsimile: (317) 231-7433

Email: jhollingsworth@btlaw.com

with a further copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention:	Michael A. Stanchfield Brandon C. Mason
Facsimile:	(612) 766-1600
Email:	mike.stanchfield@FaegreBD.com Brandon.mason@FaegreBD.com

If to Parent or Merger Sub:

JD Sports Fashion plc

Edinburgh House, Hollinsbrook Way,

Pilsworth, Bury, Lancashire BL9 8RR

Attention: Siobhan Mawdsley

General Counsel and Company Secretary

Facsimile: +44 (0)161 767 2588

Email: Siobhan.Mawdsley@jdplc.com

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Kenneth A. Lefkowitz

Facsimile: (212) 299-6557

Email: ken.lefkowitz@hugheshubbard.com

Section 8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or in .pdf format by email shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or in .pdf format by email shall be deemed to be their original signatures for all purposes.

Section 8.4 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement, Section 14 of which is hereby amended by the Company and Parent in accordance with its terms to read: “Each Receiving Party’s duties hereunder will remain in full force and effect until the Effective Time (as defined in the Agreement and Plan of Merger by and among JD Sports Fashion plc, Genesis Merger Sub, Inc. and The Finish Line, Inc., dated March 25, 2018), and this Agreement shall automatically terminate at such Effective Time without any further action by the parties hereto.”), among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (ii) except for the provisions of Section 5.7 (which upon the Effective Time are intended to benefit the Indemnified Parties), and Section 2.6 (which upon the Effective Time are intended to benefit the Company Shareholders), is not intended to confer upon any Person other than the parties hereto any rights or remedies (it being understood and agreed that the Company shall have the right to pursue damages or other remedies on behalf of the Company Shareholders, the holders of Company Stock Options or the holders of Company Restricted Stock in the event of a breach of this Agreement by Parent or Merger Sub).

(b) Notwithstanding subsection (a) above, the Lender Related Parties are third party beneficiaries of the provisions of this Section 8.4(b), Section 8.5, Section 8.6, Section 8.13, Section 8.14(b) and Section 8.17 (and any related definitions used in those sections) to the extent such provisions expressly pertain to the Lender Related Parties.

Section 8.5 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Indiana without regard to its rules of conflict of laws; provided, however, that all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transactions, against any Lender Related Party (whether purporting to be sound in contract or tort, or at law or in equity) shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its rules of conflict of laws.

Section 8.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after approval of this Agreement by the Company Shareholders; provided, however, that no amendment to this Section 8.6, Section 8.4(b), Section 8.5, Section 8.13, Section 8.14(b) or Section 8.17 (and any related definitions used in those sections) that is adverse to the rights of the Lender Related Parties shall be effective without the consent of the Lenders.

Section 8.7 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay on the part of any party hereto in the exercise of any right, power or privilege hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right, power or privilege.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign this Agreement to Parent or any of its Affiliates; provided, further, that no such assignment shall relieve Parent or Merger Sub from their respective obligations hereunder. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 8.11 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12 Specific Performance.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, prior to termination in accordance with ARTICLE VII, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.12, no party shall in any respect waive their rights to seek any other form of relief that may be available to them under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 8.12 prior or as a condition to exercising any termination right under ARTICLE VII or pursuing any other form of relief referred to in the preceding clause (i).

Section 8.13 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR AGAINST ANY LENDER RELATED PARTY.

Section 8.14 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the federal district court for the Southern District of Indiana (and the federal appellate courts therefrom), in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such federal courts, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than such federal courts.

(b) Each of the parties hereto agrees that it will not bring or support any suit, action or legal proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way relating to this

Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Parent Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts of the United States, the United District Court for the Southern District of New York (and appellate courts thereof).

Section 8.15 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.16 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

Section 8.17 No Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, the Support Agreements or the Confidentiality Agreement, as applicable, or the negotiation, execution, performance or non-performance of this Agreement, the Support Agreements or the Confidentiality Agreement, as applicable (including any representation or warranty made in or in connection with this Agreement, the Support Agreements or the Confidentiality Agreement, as applicable, or as an inducement to enter into this Agreement, the Support Agreements or the Confidentiality Agreement, as applicable) may be made only against the Persons that are expressly identified as parties hereto or thereto. No Lender Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement, the Support Agreements or the Confidentiality Agreement for any obligations or liabilities arising under this Agreement, the Support Agreements or the Confidentiality Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement, the Support Agreements or the Confidentiality Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any Lender Related Party. Notwithstanding the foregoing, nothing in this Section 8.17 shall limit any rights or remedies that Parent, Merger Sub or their Affiliates may have pursuant to and in accordance with the express terms of the Parent Financing Commitments against the Persons that are expressly identified therein as parties thereto. The parties acknowledge and agree that the Lender Related Parties are intended third-party beneficiaries of this Section 8.17.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JD SPORTS FASHION PLC

By:	/s/ Peter Cowgill
Name:	Peter Cowgill
Title:	Executive Chairman

GENESIS MERGER SUB, INC.

By:	/s/ Peter Cowgill
Name:	Peter Cowgill
Title:	Executive Chairman

THE FINISH LINE, INC.

By:	/s/ Samuel M. Sato
Name:	Samuel M. Sato
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT 2.5

List of Persons to Resign from the Board of Directors of the Company at Closing

1.	Glenn S. Lyon

2.	Torrence Boone

3.	William P. Carmichael

4.	Richard P. Crystal

5.	Faisal Masud

6.	Stephen Goldsmith

7.	Catherine A. Langham

EXHIBIT A

Form of Articles of Merger

ARTICLES OF MERGER

OF

GENESIS MERGER SUB, INC.

(AN INDIANA CORPORATION)

INTO

THE FINISH LINE, INC.

(AN INDIANA CORPORATION)

[Date]

The undersigned, acting as duly authorized officers of THE FINISH LINE, INC., an Indiana corporation (the “Surviving Corporation”) and GENESIS MERGER SUB, INC., an Indiana corporation (the “Non-Surviving Corporation”), desiring to effect a merger of Genesis Merger Sub, Inc. with and into the Surviving Corporation (the “Merger”) in compliance with the Indiana Uniform Business Organization Transactions Act, Indiana Code § 23-0.6-1-1 et seq., hereby set forth the following facts:

Article 1.        SURVIVING CORPORATION

Section 1.1 Name. The name of the Surviving Corporation is “The Finish Line, Inc.”, which name shall not be changed as a result of the Merger.

Section 1.2 Jurisdiction. The Surviving Corporation is an Indiana corporation incorporated on July 2, 2004, and existing pursuant to the provisions of the Indiana Business Corporation Law (the “IBCL”).

Article 2.        NON-SURVIVING CORPORATION

Section 2.1 Name. The name of the Non-Surviving Corporation is “Genesis Merger Sub, Inc.”

Section 2.2 Jurisdiction. The Non-Surviving Corporation is an Indiana corporation incorporated on March 22, 2018, and existing pursuant to the provisions of the IBCL.

Article 3.        APPROVAL OF MERGER

The Merger was approved by the Surviving Corporation and Non-Surviving Corporation in accordance with Indiana Code § 23-0.6-2.

Article 4.        EFFECTIVE TIME

The Merger shall become effective upon the filing of these Articles of Merger with the Secretary of State of Indiana.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being duly authorized officers of the Surviving Corporation and Non-Surviving Corporation, execute these Articles of Merger and verify, subject to penalties of perjury, that the statements contained herein are true as of the date first written above.

“Surviving Corporation”

THE FINISH LINE, INC.

By:

Printed:
Title:

“Non-Surviving Corporation”

GENESIS MERGER SUB, INC.

By:

Printed:
Title:

SIGNATURE PAGE TO ARTICLES OF MERGER

EXHIBIT B

Form of Bylaws of the Surviving Corporation

AMENDED AND RESTATED BYLAWS

OF

THE FINISH LINE, INC.

Adopted by the Board of Directors as of

i

		Page
Section 9.4	Seal	21

Section 9.5	Fiscal Year	21

Section 9.6	Amendments	21

Section 9.7	Governing Law	21

Section 9.8	Severability	21

v

BYLAWS

OF

THE FINISH LINE, INC.

ARTICLE 1

Identification

Section  1.1 Name. The name of the Corporation is The Finish Line, Inc. (the “Corporation”).

Section 1.2 Registered Office and Registered Agent. The initial registered office and initial registered agent of the Corporation shall be as specified in the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), but such registered office and registered agent may be changed from time to time by the Board of Directors in the manner provided by law and the registered office need not be identical to the principal office of the Corporation.

Section 1.3 Principal Office and Other Offices. The principal office of the Corporation shall be located at any place, within or without the State of Indiana, as designated in the Corporation’s most current biennial report filed with the Indiana Secretary of State. The Corporation may also have offices at such other places or locations, within or without the State of Indiana, as the Board of Directors may determine or the business of the Corporation may require.

ARTICLE 2

Shares

Section 2.1 Certificates for Shares.

2.1.1 Form of Certificate. Certificates representing shares of the Corporation (“share certificates”) shall be in such form as the Board of Directors may prescribe from time to time, provided that each share certificate shall comply with all applicable requirements of IC 23-1-26-6(b), (c) and (d). In addition each share certificate shall include such notations, legends or statements as may be required by (a) IC 23-1-26-8 in order to make restrictions on the transfer or registration of transfer of shares enforceable against holders of the shares represented by the share certificate and transferees of such holder, and (b) federal and Indiana securities laws. Notwithstanding the foregoing provisions of this Section 2.1.1 and any other provision of these Bylaws to the contrary, the Board of Directors may adopt a system of issuance, recordation and transfer of the Corporation’s shares by electronic or other means not involving the issuance of certificates, provided that any such system shall comply with the Indiana Business Corporation Law.

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2.1.2 Officer Signatures. Every share certificate shall be signed in the name of the Corporation by the President and the Secretary or an Assistant Secretary. Any and all of the signatures on the certificate may be by facsimile.

Section 2.2 Transfer of Shares. When a share certificate, duly endorsed or accompanied by proper evidence of succession, assignment, authority to transfer and any other transfer documentation required by law or by agreement, is surrendered to the Secretary, Assistant Secretary or transfer agent of the Corporation, the Corporation shall cause a new share certificate to be issued to the person(s) entitled thereto, shall cancel the surrendered share certificate and shall record the transaction upon its books.

Section 2.3 Lost or Destroyed Certificates. A new share certificate may be issued without the surrender and cancellation of a prior share certificate that is lost, apparently destroyed or wrongfully taken when each of the following conditions are met: (a) the request for the issuance of a new share certificate is made within a reasonable time after the owner of the prior share certificate has notice of its loss, destruction or theft; (b) such request is received by the Corporation prior to its receipt of notice that the prior share certificate has been acquired by a bona fide purchaser; and (c) the owner of the prior share certificate gives an indemnity bond or other adequate security sufficient in the judgment of the Board of Directors to indemnify the Corporation against any claim, expense or liability that might result from the issuance of a new share certificate.

Section 2.4 Transfer Agent and Registrars. The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, which shall be banks or trust companies, either domestic or foreign, as the Board of Directors determines to be appropriate.

Section 2.5 Equitable Interests Need Not Be Recognized. The Corporation and its officers and other representatives and agents shall be entitled to treat the holder of record of any shares of the Corporation as the absolute owner and holder of those shares for all purposes, and, accordingly, shall not be obligated to recognize any legal, equitable or other claim to or interest in those shares on the part of any other person(s), whether or not any notice (express, implied or otherwise) of such other claim or interest has been given to the Corporation (and/or any of its officers or other representatives or agents), except as expressly provided to the contrary by applicable law, the Articles of Incorporation, or these Bylaws.

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ARTICLE 3

Shareholders

Section 3.1 Annual Meetings. The annual meeting of shareholders shall be held each year within six months after the end of the Corporation’s fiscal year on the exact date and at the time as shall be fixed by the Board of Directors. At each annual meeting, the shareholders shall elect a Board of Directors and transact such other business as properly may be brought before the meeting. The failure to hold an annual meeting of shareholders at the time fixed by the Board of Directors does not affect the validity of any corporate action.

Section 3.2 Special Meetings

3.2.1 Authorization to Call Special Meetings. The President, the Board of Directors, any member of the Board of Directors, or the holder(s) of at least twenty-five percent of all of the votes entitled to be cast on any issue to be considered at the special meeting may call a special meeting of shareholders at any time for the purpose of taking any action described in the meeting notice which is permitted to be taken by the shareholders under the Indiana Business Corporation Law, the Articles of Incorporation and these Bylaws.

3.2.2 Procedure for Calling Special Meetings. If a special meeting of shareholders is called by any person other than the Board of Directors, the demand for the special meeting, dated and signed by the requesting person(s) and describing the purpose or purposes for which the special meeting is to be held, shall be delivered personally or sent by United States mail (first class postage prepaid), reputable delivery service, or facsimile transmission to the Secretary of the Corporation. The Secretary or Assistant Secretary of the Corporation shall then cause notice of the special meeting to be given promptly in the manner provided in Section 3.4 of these Bylaws. Any special meeting called pursuant to this Section 3.2 shall be held not more than seventy-five days following (a) the date on which the Board of Directors called the meeting, or, (b) if called by any person other than the Board of Directors, the date of the receipt by the Secretary of the demand for the special meeting. If notice of a special meeting validly demanded by one or more shareholders is not given to shareholders within sixty days after the demand was delivered to the Secretary of the Corporation or the special meeting is not held in accordance with the notice, any shareholder who signed a valid demand for the special meeting may apply for a court ordered meeting as provided in IC 23-1-29-3.

Section 3.3 Place of Meetings. All annual and special meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be determined by the Board of Directors and specified in the notices thereof or in the waivers of notice thereof. If no designation is so made, the place of the meeting shall be the principal office of the Corporation.

Section 3.4 Notice of Meetings.

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3.4.1 Recipients and Time of Notice. Notice of all annual and special meetings of shareholders shall be given in writing to (a) each shareholder entitled to vote at such meeting and (b) when, and only when, required by the Indiana Business Corporation Law (e.g., under the circumstances contemplated by IC 23-1-38-3, IC 23-1-40-3, IC 23-1-41-2) or the Articles of Incorporation, shareholders not entitled to vote at the meeting. Such notice shall be given by the Secretary or an Assistant Secretary, or if there are not such officers, by the President or a Vice President. The notice shall be given no fewer than ten days nor more than sixty days before the meeting date.

3.4.2 Procedure for Giving Notice. Written notice of annual and special meetings of shareholders shall be given in any of the following ways:

(a) personal delivery;

(b) telegraph, teletype, or other form of wire or wireless communication;

(c) electronically;

(d) first class, certified, or registered United States mail, postage prepaid;

(e) private carrier service, fees prepaid or billed to the sender; or

(f) any other manner permitted by IC 23-1-20-29, IC 23-1-29-5 (if applicable), or other applicable law.

Notices shall be deemed effective as of the times specified in IC 23-1-20-29 or other applicable law.

3.4.3 Contents of Notice. Notice of any annual or special meeting of shareholders:

(a) in all cases, shall include the date, time and the place of the meeting;

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(b) in the case of a special meeting of shareholders, shall include a description of the purpose or purposes for which the meeting is called; and

(c) in the case of either an annual or a special meeting, if the business to be transacted at the meeting relates to: (i) an amendment to the Articles of Incorporation pursuant to IC 23-1-38-3, shall state, contain or be accompanied by the information required by IC 23-1-38-3; (ii) the approval of a plan of merger or share exchange pursuant to IC 23-1-40-3, shall state, contain or be accompanied by the information required by IC 23-1-40-3; (iii) the sale, lease, exchange or disposition of the Corporation’s assets requiring shareholder approval pursuant to IC 23-1-41-2, shall state or contain the information required by IC 23-1-41-2; and (iv) corporate action creating dissenters’ rights under IC 23-1-44-8, shall state that shareholders are or may be entitled to assert dissenters’ rights under IC 23-1-44 et seq.

3.4.4 Waiver of Notice. A shareholder may waive any notice required by the Indiana Business Corporation Law, the Articles of Incorporation, or these Bylaws before or after the date and time stated in the notice. The waiver must be in writing, signed by the shareholder entitled to the notice, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. In addition, a shareholder’s attendance at a meeting waives objections to the extent and in the manner provided by IC 23-1-29-6.

3.4.5 Adjourned Meetings. If any shareholder meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment, except in the case where a new record date for the adjourned meeting is, or must be, fixed, in which event notice of the adjourned meeting must be given pursuant to the requirements of this Section 3.4 to those persons who are shareholders entitled to notice as of the new record date. The Corporation may transact at the adjourned meeting any business which might have been transacted at the original meeting.

3.4.6 Record Date. For the purpose of determining shareholders entitled to notice of, or to vote at, any annual or special meeting of shareholders, shareholders entitled to demand a special meeting or to take any other action, shareholders entitled to receive payment of any distribution or dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix a future date as the record date. Such record date shall not be more than seventy days before the meeting or action requiring such determination of shareholders. If no record date is so fixed by the Board of Directors for the determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders, shareholders entitled to demand a special meeting or to take other action, or of shareholders entitled to receive a share dividend or distribution, the record date for determination of such shareholders shall be at the close of business on:

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(a) with respect to notice of, and voting at, an annual shareholder meeting or any special shareholder meeting called by the Board of Directors or any person specifically authorized by the Board of Directors or these Bylaws to call a meeting (other than shareholders), the date which is one calendar day before the first notice is delivered to shareholders;

(b) with respect to the right to demand a special meeting of shareholders, the date the first shareholder signs the demand;

(c) with respect to notice of, and voting at, a special shareholder’s meeting demanded by the shareholders, the date the first shareholder signs the demand;

(d) with respect to the payment of a share dividend, the date the Board of Directors authorizes the share dividend;

(e) with respect to actions taken in writing without a meeting pursuant to Section 3.7 of these Bylaws, the first date a signed written consent is delivered to the Corporation, unless prior action of the Board of Directors is required with respect to such shareholder action, in which case, the date shall be the day the resolution of the Board of Directors taking the prior action was adopted; and

(f) with respect to a distribution to shareholders (other than one involving a repurchase or reacquisition of shares), the date the Board of Directors authorizes the distribution.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 3.4.6, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty days after the date fixed for the original meeting.

Section 3.5 Voting at Meetings.

3.5.1 Voting Rights. Subject to the provisions of the Indiana Business Corporation Law and these Bylaws, only persons in whose names shares entitled to vote stand on the share records of the Corporation on the record date shall be entitled to vote at annual and special meetings of the shareholders. Except as otherwise provided by the Indiana Business Corporation Law or by the provisions of the Articles of Incorporation, at each annual and special meeting of the shareholders, each outstanding share of the Corporation standing in the shareholder’s name on the books of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting. If a quorum exists, action on a matter (other than the election of directors) is approved if the votes cast favoring the action exceed votes cast opposing the action, unless the Articles of Incorporation or the Indiana Business Corporation Law require a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, members of the Board of Directors shall be elected by a plurality of the votes cast by the shares

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entitled to vote in the election at the meeting of shareholders at which a quorum is present. Unless otherwise provided in the Articles of Incorporation, shareholders do not have the right to cumulate their votes for directors. If the Articles of Incorporation or the Indiana Business Corporation Law provide for voting by a single voting group on a matter, any action on that matter is taken when voted upon by that voting group. Redeemable shares are not entitled to vote after notice of redemption is mailed to the shareholders and a sum sufficient to redeem the shares has been deposited with a bank, trust company or other financial institution under an irrevocable obligation to pay the shareholders the redemption price on surrender of the shares.

3.5.2 Voting By Proxy. A shareholder is entitled to vote either in person or by a proxy that conforms to the requirements of IC 23-1-30-3 and is received, at or before the meeting, by the Secretary or other person authorized to tabulate votes. The attendance or the vote at any meeting of a proxy of any shareholder so appointed shall for all purposes be considered as the attendance or vote in person of such shareholder. The appointment of a proxy shall be valid for eleven months from the date of its execution, unless a shorter or longer period is expressly provided in the appointment. Each appointment of a proxy shall be revocable by the shareholder unless it conspicuously states that it is irrevocable and the appointment is coupled with an interest as provided in IC 23-1-30-3.

3.5.3 Voice Voting; Written Ballot. Voting at any meeting of shareholders may be by voice vote or by written ballot, except that, in any election of directors, voting must be by written ballot if voting by written ballot is requested by any shareholder entitled to vote.

3.5.4 Quorum. At each annual or special meeting of shareholders, a majority of the votes entitled to be cast on any matter at the meeting, represented in person or by proxy, shall constitute a quorum for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for the adjourned meeting. If a quorum is not present or represented at any annual or special meeting of the shareholders, the meeting may be adjourned by majority vote of the shares entitled to vote which are present, either in person or by proxy, until such time as the requisite number of voting shares constituting a quorum is present. If, after adjournment, a new record date is set for the adjourned meeting, the existence of a quorum shall be redetermined in accordance with the provisions of this Section 3.5.4.

Section 3.6 List of Shareholders. After fixing a record date for a meeting of shareholders, the officer or agent having charge of the share transfer book of the Corporation shall prepare, in accordance with IC 23-1-30-1, a list of the shareholders of the Corporation entitled to notice of the meeting. Such list shall, subject to I.C. 23-1-52-2(c), be available for inspection and copying by any record shareholder (or his or her agent or attorney authorized in writing) during regular business hours and at such shareholder’s expense, beginning five business days before the date of the meeting for which the list was prepared and continuing through the meeting and any adjournment of the meeting, at the Corporation’s principal office or at a place

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identified in the meeting notice in the city where the meeting will be held. The original or duplicate share register or transfer book shall be the only evidence as to the persons who are entitled as shareholders to examine such list, the share ledger or transfer book, or to vote at such meeting.

Section 3.7 Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, and without prior notice, if consents in writing setting forth the action taken and bearing the date of signature of the shareholder(s) signing the consent are (a) signed by the holders of outstanding shares having at least the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted, and (b) delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Such consent has the effect of a vote taken at a meeting, may be described as a vote in any document and shall be effective when written consents signed by sufficient shareholders to take the action are delivered to the Corporation, unless the consent specifies a different prior or subsequent effective date. The Corporation shall provide notice with respect to any action taken by consent of voting shareholders to nonvoting and/or nonconsenting shareholders to the extent and in the manner required by IC 23-1-29-4(e) and (f).

Section 3.8 Meeting by Telephone or Similar Communications Equipment. Any or all shareholders may participate in any annual or special meeting of shareholders by, or through the use of, conference telephone or any other means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

Section 3.9 Acceptance of Signatures. The actions of the Corporation and its officers, agents and/or inspectors in connection with or with respect to accepting, rejecting or giving effect to shareholder votes, consents, waivers and proxy appointments and/or determining the validity of proxies shall be governed by IC 23-1-30-5.

ARTICLE 4

Directors

Section 4.1 Powers and Duties. Subject to any limitations that may be set forth in the Indiana Business Corporation Law and/or the Articles of Incorporation, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

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Section 4.2 Number of Directors; Qualifications.

4.2.1 Number of Directors. The Board of Directors shall consist of two members or such other number (greater or lesser) as the Board of Directors may from time to time determine by resolution; provided, however, that no decrease in the number of directors shall have the effect of removing any director prior to expiration of that director’s term of office.

4.2.2 Qualifications. Directors need not be residents of the State of Indiana or shareholders or employees of the Corporation. Each director shall qualify by accepting his election to office either expressly or by acting as a director.

Section 4.3 Election of Directors; Term. Except as otherwise provided in Sections 4.4 and 4.5 of these Bylaws, the directors shall be elected each year at the annual meeting of shareholders to hold office until the next annual meeting of shareholders. The term of each director, including a director elected to fill a vacancy, shall expire at the next annual meeting of shareholders following the director’s election; provided, however, that despite the expiration of a director’s term, the director shall continue to serve until a successor is elected and qualified or until there is a decrease in the number of directors.

Section 4.4 Resignation and Removal of Directors.

4.4.1 Resignation. Any director may resign from the Board of Directors at any time by delivering written notice of resignation to the Board of Directors or to the President or the Secretary of the Corporation. A resignation is effective when the notice is delivered, unless the notice specifies a later effective date or any effective date determined upon the happening of an event, in either of which cases the resignation is effective at the specified time.

4.4.2 Removal. Subject to the other provisions of this Section 4.4.2, and unless the Articles of Incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. Shareholders may remove a director only at a meeting of shareholders called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect a director under cumulative voting is voted against the director’s removal. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

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Section 4.5 Vacancies on the Board of Directors. Unless the Articles of Incorporation provide otherwise, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors then remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders. A vacancy that will occur on the Board of Directors at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Section 4.6 Meetings of the Board of Directors.

4.6.1 Regular Annual Meetings. A regular annual meeting of the Board of Directors shall be held, without notice, immediately following, and at the same place as, the annual meeting of the shareholders for the purpose of organizing the Board and transacting such other business as may properly come before the meeting.

4.6.2 Other Regular Meetings. Other regular meetings shall be held at such times and places, either within or without the State of Indiana, as may be designated from time to time by resolution of the Board of Directors. Unless otherwise provided by resolution of the Board of Directors, any such other regular meeting may be held without notice of the date, time, place or purpose of the meeting.

4.6.3 Special Meetings. Special meetings of the Board of Directors may be called by the President or any member of the Board of Directors. The person authorized to call special meetings of the Board of Directors may fix any place within the county where the Corporation has its principal office as the place for holding such special meeting, unless the directors have otherwise unanimously agreed.

4.6.4 Notice of Special Meetings. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least two days prior to the meeting date either orally or in writing, by any means of communication; provided, however, if notice of the special meeting is mailed, the notice shall be deposited in the United States mail at least five days prior to the scheduled time of the meeting and shall be properly addressed, with postage prepaid. The notice need not describe the purpose of the special meeting. Any director may waive any notice required by the Indiana Business Corporation Law, the Articles of Incorporation, or these Bylaws before or after the date and time stated in the notice. Except as provided in the next sentence, the waiver must be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records of the Corporation. A director’s attendance at or participation in any meeting of the Board of Directors waives any required notice of such meeting unless the director at the beginning of the meeting (or promptly upon the director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

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4.6.5 Business to be Transacted. Neither the business to be transacted during, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or any waiver of notice of such meeting. Any and all business of any nature or character whatsoever may be transacted and action may be taken thereon at any regular or special meeting of the Board of Directors.

4.6.6 Quorum; Vote Required For Action. A majority of the number of directors fixed in accordance with Section 4.2.1 of these Bylaws shall constitute a quorum for the transaction of any and all business (other than to adjourn) at any regular or special meeting of the Board of Directors. A majority of the directors present at any directors’ meeting, whether or not a quorum, may adjourn from time to time by fixing a new meeting time and place prior to taking adjournment, but if any directors’ meeting is adjourned for more than twenty-four hours, notice of any adjournment to another time or place shall be given, prior to the reconvening of the adjourned meeting, to any directors not present at the time the adjournment was taken. If a quorum is present when a vote is taken at any regular or special meeting of the Board of Directors, the affirmative vote of a majority of directors present is the act of the Board of Directors, unless the affirmative vote of a greater number of directors is required by the Indiana Business Corporation Law, the Articles of Incorporation or these Bylaws. A meeting at which a quorum initially is present may continue to transact business, notwithstanding the withdrawal of one or more directors, if any action taken is approved by the affirmative vote of at least a majority of the required quorum for that meeting.

Section 4.7 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors and the action is evidenced by one or more written consents describing the action taken, signed by each member of the Board of Directors, delivered to the Secretary and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 4.7 is effective when the last director signs the consent unless (a) the consent specifies a different prior or subsequent effective date, in which case the consent is effective on that date, or (b) no effective date contemplated by the preceding clause (a) is designated and the action taken under this Section 4.7 is taken electronically as contemplated by IC 26-2-8, in which case the effective date is the date determined in accordance with IC 26-2-8. A consent signed under this Section 4.7 has the effect of a meeting vote and may be described as such in any document. A director’s consent may be withdrawn by a revocation signed by the director and delivered to the Corporation before the delivery to the Corporation of unrevoked written consents signed by all of the directors.

Section 4.8 Meeting by Telephone or Similar Communications Equipment. Any or all directors may participate in any regular or special meeting of the Board of Directors by, or conduct the meeting through the use of, conference telephone or any other means of

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communication by which all directors participating in the meeting may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 4.9 Committees of Directors.

4.9.1 Creation of Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, each of whom shall serve at the pleasure of the Board of Directors.

4.9.2 Selection of Members. The creation of a committee and the appointment of members to it must be approved by the greater of:

(a) a majority of all of the directors in office when the action is taken; or

(b) the number of directors required to take action (other than to adjourn a meeting) pursuant to Section 4.6.6 of these Bylaws.

4.9.3 Committee Procedures. Sections 4.6 through 4.8 of these Bylaws, which govern meetings, action without meetings, notice, waiver of notice, quorum, and voting requirements of the Board of Directors, apply to committees of the Board of Directors and their members as well, except that the date, time and place of regular meetings of committees may be determined either by resolution of the Board of Directors or of the members of the committees. The Board of Directors may adopt rules for the governing of any committee not inconsistent with the provisions of these Bylaws.

4.9.4 Delegation of Authority. Each committee may exercise the authority of the Board of Directors which the Board of Directors delegates to such committee in the resolution creating the committee or in subsequent resolutions; provided, however, that a committee may not take any of the actions specified in IC 23-1-34-6(e) or otherwise precluded by the Indiana Business Corporation Law, the Articles of Incorporation or these Bylaws.

Section 4.10 Presumption of Assent. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless:

(a) the director objects at the beginning of the meeting (or promptly upon the director’s arrival) to holding the meeting or transacting business at the meeting;

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(b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or

(c) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Secretary of the Corporation immediately after adjournment of the meeting.

The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Section 4.11 Compensation of Directors. Directors and committee members may receive such compensation, if any, for their services, and may be reimbursed for expenses incurred by them on behalf of the Corporation, in the manner and to the extent provided in resolutions duly adopted by the Board of Directors. This Section 4.11 shall not preclude any director from also serving as an officer, employee, or agent of the Corporation and receiving compensation from the Corporation for service in any of those capacities.

ARTICLE 5

Officers

Section 5.1 Principal Officers. The principal officers of the Corporation shall consist of a President, a Secretary, a Treasurer and, if the Board of Directors, in its discretion, determines to do so, one or more Vice Presidents appointed pursuant to Section 5.6.3 of these Bylaws.

Section 5.2 Appointment of Officers; Tenure.

5.2.1 Appointment of Officers. After their appointment, the initial directors shall meet and organize by appointing a President, a Secretary, a Treasurer and such additional officers permitted by these Bylaws as the Board of Directors shall determine to be appropriate.

5.2.2 Qualifications. The officers of the Corporation may, but need not, be members of the Board of Directors, and any two or more offices may be held by the same person.

5.2.3 Tenure. Each officer of the Corporation shall serve at the pleasure of the Board of Directors and the election or appointment of an officer does not itself create contract rights. If an officer of the Corporation is appointed by the Board of Directors for a designated term, the Board of Directors may, nonetheless, remove the officer at any time prior to the termination of that term. If no term is specified, an officer shall hold office until the officer’s death, resignation or removal pursuant to Section 5.4 of these Bylaws.

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Section 5.3 Subordinate Officers. Subordinate officers, including Assistant Secretaries and Assistant Treasurers and such other officers or agents as may be desired, may from time to time be appointed by the Board of Directors or by any officer empowered to do so by the Board of Directors and shall have such authority and shall perform such duties as are provided in these Bylaws or as the Board of Directors or the appointing officer may from time to time determine.

Section 5.4 Resignation and Removal of Officers.

5.4.1 Resignation. Any officer may resign at any time by delivering written notice to the Board of Directors, the President, or the Secretary of the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. Unless otherwise specified in the resignation notice, acceptance of any resignation shall not be necessary to make it effective.

5.4.2 Removal. Any of the principal officers specified in Section 5.1 of these Bylaws may be removed, at any time with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the Board of Directors. Any subordinate officer appointed pursuant to Section 5.3 of these Bylaws may be removed, at any time with or without cause, by (a) action of the Board of Directors at any regular or special meeting of the Board of Directors, or (b) if the officer being removed was appointed by another officer, by the appointing officer.

Section 5.5 Vacancies. Whenever any vacancy shall occur in any office by death, resignation, removal, increase in the number of officers of the Corporation, or otherwise, the same may be filled by the Board of Directors at any regular or special meeting of the Board, or in such manner as may otherwise be prescribed in these Bylaws for regular appointment to office. If an officer resigns effective at a future date, and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date, if the Board of Directors provides that the successor does not take office until the effective date.

Section 5.6 Powers and Duties of Officers.

5.6.1 General Powers and Duties. Each principal officer has the authority and shall perform the duties set forth in these Bylaws or, to the extent consistent with these Bylaws, the authority and duties prescribed by the Board of Directors or, subject to any limitations that may be imposed by the Board of Directors, by direction of the President. Subordinate officers shall have authority and duties as provided for in accordance with Section 5.3 of these Bylaws.

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5.6.2 President. The President shall be the chief executive officer of the Corporation and shall have general charge of, and supervision and authority over, all of the operations of the Corporation. The President (a) shall have general supervision of and direct all officers of the Corporation, (b) shall see that all orders and resolutions of the Board of Directors are carried into effect, (c) shall sign, with the Secretary or an Assistant Secretary, all share certificates of the Corporation, and (d) in general, shall exercise all powers and perform all duties incident to the office of President and such other powers and duties as may from time to time be delegated to him or her by the Board of Directors or as may be specified in these Bylaws. If no Chairman of the Board is elected or appointed or in the absence of the Chairman of the Board or his or her inability or refusal to act, the President shall preside at meetings of the shareholders and Board of Directors and may exercise any and all of the powers of the Chairman of the Board.

5.6.3 Vice Presidents. The Vice Presidents, if any, shall assist the President in the performance of his or her duties and shall perform such duties as may be assigned to them by the Board of Directors or the President. In the absence, disability or refusal of the President, the Vice President (or, if there be more than one, the Vice President in order of succession determined from time to time by the Board of Directors) shall exercise the powers and perform the duties of the President.

5.6.4 Secretary. The Secretary (a) shall prepare and keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the shareholders, in books provided for that purpose, (b) shall attend to the giving and serving of all notices, (c) when required, may attest the signature of any officer of the Corporation to any contracts, conveyances, transfers, assignments, encumbrances, authorizations and other instruments, documents and papers, of any and every description whatsoever, of or executed for or on behalf of the Corporation and affix the seal (if any) of the Corporation thereto, (d) when necessary or appropriate, shall authenticate records of the Corporation, (e) shall sign, with the President, all share certificates of the Corporation and affix the corporate seal (if any) of the Corporation thereto, (f) shall have charge of and maintain and keep or supervise and control the maintenance and keeping of the share certificate books, transfer books and share ledgers and such other books and papers as the Board of Directors may authorize, direct or provide for, all of which shall be open to the inspection of any director, upon request, at the principal office of the Corporation during the business hours of the Corporation, (g) shall, in general, perform all the duties incident to the office of Secretary, and (h) shall have such other powers and duties as may be conferred upon or assigned to him or her by the Board of Directors or the President.

5.6.5 Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation which come into his or her hands. When necessary or proper, the Treasurer may endorse on behalf of the Corporation, for collection, checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such banks or depositories as shall be selected or designated by or in the manner prescribed by the Board of Directors. The Treasurer may sign all receipts and vouchers for payments made to the Corporation, either alone or jointly with such officer as may be designated by the Board of Directors or the President. Whenever required by the Board of Directors, the Treasurer shall render a statement of the

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Corporation’s cash account. The Treasurer shall enter or cause to be entered, punctually and regularly, on the books of the Corporation full and accurate accounts of all moneys received and paid out by, for or on account of, the Corporation. The Treasurer shall at all reasonable times exhibit the corporate books, accounts and other financial records maintained under his or her supervision and control to any director of the Corporation upon request, at the principal office of the Corporation, during the business hours of the Corporation. The Treasurer shall have such other powers and duties as may be conferred upon or assigned to him or her by the Board of Directors or the President. The Treasurer shall perform all acts incident to the position of Treasurer, subject always to the control of the Board of Directors. The Treasurer shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form and amount as the Board of Directors may require.

5.6.6 Assistant Secretaries. The Assistant Secretaries, if any, shall assist the Secretary in the performance of his or her duties. In the absence, disability or refusal of the Secretary, any Assistant Secretary shall exercise the powers and perform the duties of the Secretary. The Assistant Secretaries shall exercise such other powers and perform such other duties as may from time to time be assigned to them by the Board of Directors, the President, or the Secretary.

Section 5.7 Securities of Other Corporations. Any two principal officers, consisting of the President, the Vice Presidents, the Secretary and the Treasurer of the Corporation, shall have power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

Section 5.8 Execution of Checks, Notes, Other Instruments, Deeds, Contracts, Etc. Unless otherwise provided by law, these Bylaws or the Board of Directors, all checks, drafts, notes, bonds, orders for the payment of money, other instruments, deeds, mortgages and contracts shall be executed in the name of the Corporation by any officer, signing singly. In addition, written contracts in the ordinary course of business operations may be executed by any other employee of the Corporation designated by the President to execute such contracts.

Section 5.9 Compensation of Officers. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors (or a committee thereof), subject to any rights of the officer pursuant to any contract between the officer and the Corporation.

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ARTICLE 6

Indemnification

Section 6.1 Definitions. As used in this Article 6, each of the terms “liability” and “party” shall have the meaning ascribed to it in Chapter 37 of the Indiana Business Corporation Law (IC 23-1-37, et seq.).

Section 6.2 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, against all liability and all expenses, including attorneys fees, incurred by him or her with respect to, or in connection with, any threatened, pending or completed action, suit, proceeding, or claim, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal, in which he or she is made or threatened to be made a party or witness by reason of being or having been in any such capacity, or arising out of his or her status as such, except (a) in the case of any claim, action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office or position and the breach or failure to perform constituted willful misconduct or recklessness, and (b) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his or her office or position and the breach or failure to perform constituted willful misconduct or recklessness. The Corporation may pay for or reimburse reasonable expenses incurred by any person entitled to be indemnified under this Section 6.2 with respect to, or in connection with, any action, suit, proceeding, or claim in advance of the final disposition thereof upon receipt of (a) a written affirmation of the person’s good faith belief that he or she has met the standard of conduct entitling him or her to indemnification by the Corporation, and (b) an undertaking of the person to repay the amount paid by the Corporation if it is ultimately determined that he or she is not entitled to indemnification by the Corporation.

Section 6.3 Indemnification of Other Employees or Agents. The Corporation may, in the discretion of the Board of Directors, fully or partially provide the same rights of indemnification and reimbursement as are provided to directors and officers pursuant to Section 6.2 of these Bylaws to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as directors, officers, partners, members, managers, trustees, employees or agents of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit.

Section 6.4 Non-Exclusive Provision. The indemnification rights granted in Section 6.2 of these Bylaws are in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (IC 23-1-37, et seq.), any other law, and/or any contract.

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Section 6.5 Indemnification Plan and Contracts. The Board of Directors may, from time to time and at its discretion, (a) adopt an indemnification plan providing details for implementing the rights granted in or pursuant to this Article 6, and/or (b) authorize the Corporation to enter into one or more contracts with some or all of the officers and directors of the Corporation regarding indemnification.

Section 6.6 Effect of Bylaw Amendments. Any addition to, or amendment, repeal or replacement of, the indemnification provisions of these Bylaws (or any successor to these Bylaws) which would have the effect of eliminating, restricting or adversely affecting the indemnification rights which any person has under these Bylaws shall be given prospective effect only and shall not apply to indemnification rights under these Bylaws that existed at the time of such person’s act or omission providing the basis for the matter as to which such person is entitled to be indemnified.

Section 6.7 Insurance. The Board of Directors may, at its discretion, cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, against any claim or liability asserted against such person and incurred in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person.

ARTICLE 7

Records and Reports

Section 7.1 Place of Keeping. Except as otherwise provided by the laws of the State of Indiana, a copy of all records of the Corporation shall be kept at the Corporation’s principal office.

Section 7.2 Inspection of Records.

(a) A shareholder of the Corporation is entitled to inspect and copy, during regular business hours at the Corporation’s principal office, those records of the Corporation described in IC 23-1-52-1(e) if the shareholder gives the Corporation written notice of the shareholder’s demand to do so at least five business days before the date on which the shareholder wishes to inspect and copy.

(b) A shareholder of the Corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the Corporation, those records of the Corporation described in IC 23-1-52-2(b), if the shareholder meets the requirements of IC 23-1-52-2(c) and gives the Corporation written notice of the

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shareholder’s demand to do so at least five business days before the date on which the shareholder wishes to inspect and copy.

(c) A shareholder’s agent or attorney, if authorized in writing, has the same inspection and copying rights as the shareholder he or she represents.

(d) The Corporation may impose a reasonable charge, covering the costs of labor and material, for copies of any documents provided to a shareholder. The charge may not exceed the estimated cost of production or reproduction of the records.

(e) The Corporation may comply with a shareholder’s demand to inspect the record of shareholders under IC 23-1-52-2(b)(3) by providing the shareholder with a list of its shareholders that was compiled no earlier than the date of the shareholder’s demand.

(f) The use and distribution of any information acquired from records inspected or copied under the rights granted by IC 23-1-30-1 or IC 23-1-52-1 through -5 and referred to in this Article 7 are restricted solely to the proper purpose described with particularity pursuant to IC 23-1-52-2(c). This Section 7.2(f) applies whether the use and distribution are by the shareholder, the shareholder’s agent or attorney, or any person who obtains the information (directly or indirectly) from the shareholder or agent or attorney. The shareholder, the shareholder’s agent or attorney, and any other person who obtains the information shall use reasonable care to ensure that the restrictions imposed by IC 23-1-52-5 are observed.

(g) Nothing set forth in this Section 7.2 is intended to expand, or shall be construed as having expanded, the rights given to shareholders under IC 23-1-30-1 or IC 23-1-52-1 through -5 or to have waived or adversely affected any rights and/or remedies that the Corporation may have under the Indiana Business Corporation Law or any other law.

Section 7.3 Annual Report to Shareholders. Upon written request of any shareholder,

the Corporation shall prepare and mail to the shareholder annual financial statements in accordance with IC 23-1-53-1.

ARTICLE 8

Emergency Bylaws

Section 8.1 Definition. An emergency exists for purposes of this Article 8 if an extraordinary event prevents a quorum of the Corporation’s Board of Directors from assembling in time to deal with the business for which the meeting has been or is to be called.

Section 8.2 Provisions. Any provision of these Bylaws which is not consistent with the provisions of this Article 8 is of no force or effect during the emergency. The determination as to the existence of an emergency shall be made by at least two of the directors, or one director

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in the event there are then fewer than three members on the Board of Directors. Their finding as to the existence of an emergency shall be set out in writing, which writing shall be made a part of the minutes of any meeting held pursuant to this Section 8.2. During an emergency, notice of any meeting of the Board of Directors shall be provided only to those directors whom it is practicable to reach in a timely manner and may be provided in any practicable manner, including telephonically, by email, or by publication by radio or newspaper. One or more officers of the Corporation present at any meeting of the Board of Directors held pursuant to this Section 8.2 may be deemed to be a director for the meeting, in order of rank and, if within the same rank, then in order of seniority, as necessary to achieve a quorum. At any meeting held pursuant to this Section 8.2, the Board of Directors, as constituted in the manner provided for in this Section 8.2, may take all actions necessary for managing the affairs of the Corporation during the emergency, including, but not limited to, (a) providing for necessary management of the Corporation, including establishing or modifying lines of succession to accommodate the incapacity of any director, officer, employee or agent, (b) establishing the procedures for calling a meeting of the Board of Directors and setting the quorum requirements for the meeting, (c) designating additional or substitute directors, and (d) relocating the principal office, designating alternative principal offices or regional offices, or authorizing the officers to do so. All provisions of the non-emergency Bylaws of the Corporation consistent with the Emergency Bylaws shall remain effective during the emergency. The Emergency Bylaws are effective only for the duration of the emergency.

Section 8.3 Binding Effect. The Corporation is bound by any action taken in good faith in accordance with the Emergency Bylaws, and any action taken in good faith in accordance with the Emergency Bylaws may not be used to impose liability on any director, officer, employee or agent of the Corporation.

ARTICLE 9

Miscellaneous

Section 9.1 Depositories. Funds of the Corporation not otherwise employed shall be deposited in such banks or other depositories as the Board of Directors, the President or the Treasurer may select or approve.

Section 9.2 Gender and Number. Wherever used or appearing in these Bylaws, pronouns of the masculine gender shall include the female as well as the neuter gender, and the singular shall include the plural wherever appropriate.

Section 9.3 Headings. The headings of the Articles and Sections of these Bylaws are inserted for convenience of reference only and shall not be deemed to be a part of these Bylaws or used in the construction or interpretation of these Bylaws.

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Section 9.4 Seal. The Corporation need not use a seal but may use a seal if desired in the sole discretion of the Board of Directors. If a seal is used, it shall be circular in form and mounted upon a metal die suitable for impressing the same upon paper. The seal may be altered by the Board of Directors at its pleasure and may be used by causing it or a facsimile thereof to be impressed, affixed, printed or otherwise reproduced.

Section 9.5 Fiscal Year. The fiscal year of the Corporation shall begin at the beginning of the first day of January in each year and shall end at the end of the last day of December in that year.

Section 9.6 Amendments. Subject to Section 6.6 of these Bylaws, these Bylaws may, from time to time, be added to, amended, repealed or replaced by new Bylaws by a majority vote of the whole Board of Directors at any meeting of the Board of Directors, if the notice or waiver of notice of the meeting shall have stated that such action would be considered at the meeting, or if all directors at the time (a) are present at the meeting and have waived notice of the meeting, or (b) have consented to such action in writing. A Bylaw adopted or amended by the Board of Directors that changes the quorum or voting requirement for action by the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

Section 9.7 Governing Law and Forum. These Bylaws shall be governed by and construed in accordance with provisions of the Indiana Business Corporation Law, as amended. Unless the corporation consents in writing to the selection of an alternative forum, a Circuit or Superior Courts of the Marion County, State of Indiana, or the United States District Court in the Southern District of Indiana in a case of pendent jurisdiction, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Indiana Business Corporation Law, the Articles of Incorporation, or these Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.

Section 9.8 Severability. Any provision of these Bylaws which is determined to be in invalid or in violation of Indiana law shall not in any way render any of the remaining provisions of these Bylaws invalid.

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